Exhibit 10.1

EXECUTION VERSION
CONFIDENTIAL

DATED MARCH 23 2017
RESTRUCTURING AGREEMENT

Ocean Rig UDW Inc.

Drillships Financing Holding Inc.

Drillships Ocean Ventures Inc.

Drill Rigs Holdings Inc.

The Supporting Creditors

Schedule 1	Definitions

Schedule 2	Initial Supporting Creditors

Schedule 3	Restructuring Term Sheet

Schedule 4	Form of Accession Letter

Schedule 5	Shareholders Agreement Term Sheet

Schedule 6	New Loans Term Sheet

Schedule 7	Restructuring Documents

Schedule 8	New Management Agreements Term Sheet

Schedule 9	Form of Supporting Creditor Update

Schedule 10	Notice Specified Events of Default

-ii-

THIS AGREEMENT is made on March 23, 2017 between:
(1)
OCEAN RIG UDW INC., an exempted company duly incorporated under the laws of the Cayman Islands with company registration number 310396 and its principal executive office at c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building Harbour Drive, Grand Cayman, Cayman Islands (the "Parent");

(2)
DRILLSHIPS FINANCING HOLDING INC., a Marshall Islands corporation with company registration number 61701 and a foreign office in the Cayman Islands at c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building Harbour Drive, Grand Cayman, Cayman Islands ("DFH");

(3)
DRILLSHIPS OCEAN VENTURES INC., a Marshall Islands corporation with company registration number 55652 and a foreign office in the Cayman Islands at c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building Harbour Drive, Grand Cayman, Cayman Islands ("DOV");

(4)
DRILL RIGS HOLDINGS INC., a Marshall Islands corporation with company registration number 32563 and a foreign office in the Cayman Islands at c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building Harbour Drive, Grand Cayman, Cayman Islands ("DRH", and together with DFH, DOV, the "Subsidiary Borrowers"); and

(5)
THE INITIAL SUPPORTING CREDITORS listed in Schedule 2 (Initial Supporting Creditors) (the "Initial Supporting Creditors") and any other persons that accede to this Agreement in accordance with Clause 13 (Accession) (together, the "Supporting Creditors").

IT IS AGREED as follows:
1.	DEFINITIONS
Capitalized terms used in this Agreement shall have the meaning specified in Schedule 1 (Definitions).
2.	EFFECTIVE DATE
2.1	This Agreement shall become effective and binding on each of the Initial Parties (the "Effective Date") at such time as this Agreement has been duly executed by each of the Initial Parties.
2.2
This Agreement shall become binding on any other Person, and such Person shall become a Supporting Creditor, when that Person delivers a duly executed Accession Letter in accordance with Clause 13 (Accession).

3.	UNDERTAKINGS
3.1
Each Party undertakes, from the date it becomes a Party to this Agreement, to take all actions reasonably necessary to support, implement, or otherwise give effect to the Restructuring, including, without limitation:

(a)
providing all information reasonably necessary and requested by the Parent or the Majority Supporting Lenders, unless such information cannot be shared pursuant to applicable confidentiality restrictions;

(b)
cooperating in good faith with each other Party to implement the Restructuring, including negotiating those Restructuring Documents to which it is required to be a party, and, once they are in Agreed Form and any necessary court approvals have been obtained, promptly entering into those Restructuring Documents;

(c)
taking actions that are reasonably necessary or desirable to implement or facilitate and ensure the implementation of the Restructuring and the Schemes, including pursuant to Clause 8 (Restructuring Implementation); and

(d)	using reasonable efforts to encourage Parent Scheme Claim Holders to enter into this Agreement or otherwise commit to support the Restructuring.
3.2	Each Party undertakes, from the date it becomes a Party to this Agreement that it shall not:
(a)	take, or assist or encourage any Person to take, any action reasonably likely to:
(i)	cause a breach of this Agreement; or
(ii)	delay, impede, frustrate or prevent the implementation and consummation of the Restructuring;
(b)
save as is expressly contemplated by this Agreement or any Restructuring Document, petition for, vote for, provide any instruction in favor of, or initiate, support, encourage or take any steps with a view to, an Insolvency Proceeding in any jurisdiction whatsoever relating to any Group Member, nor encourage, assist, support, or procure or facilitate that any other Person do the same;

(c)	transfer any Claim it holds other than in accordance with the transfer provisions of this Agreement set out at Clause 14 (Transfer);
(d)	challenge, object to, or interfere with (or support any challenge, objection to or interference with), any Scheme or the Restructuring in any manner whatsoever; or
(e)	propose, pursue, encourage or vote in favor of any other restructuring proposal in relation to the Group or any Group Member.
3.3	Each Group Member Party undertakes in favor of each other Party that it shall, and, where applicable, shall ensure that each other Group Member shall:
(a)	save as is expressly contemplated by this Agreement or any Restructuring Document, continue to operate the Group and its business in the ordinary course;

(b)
subject to any appropriate confidentiality restrictions, promptly provide the Supporting Creditors and their representatives access to all information reasonably requested with respect to (i) the financial position of the Group and/or (ii) the Restructuring;

(c)	take all actions that are necessary or desirable to implement or facilitate and ensure the implementation of the Restructuring, including the Schemes;
(d)	keep the other Parties informed as to the progress of all aspects of the Restructuring at regular intervals and/or upon reasonable request;
(e)	in consultation with counsel to the Ad Hoc Committee, seek any regulatory approval or clearance required from any Governmental Body in connection with the Restructuring, if any;
(f)
inform the other Parties in writing promptly, and in any case by no later than two (2) Business Days after becoming aware of the same, upon receiving notice of commencement, or any written threat of commencement, of any involuntary Insolvency Proceedings, legal suit for payment of indebtedness for borrowed money or enforcement of security from or by any Person in respect of any Group Member;

(g)
inform the other Parties in writing promptly, and in any case by no later than two (2) Business Days after becoming aware of the same, of any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit the Parties to terminate, or would result in the termination of, this Agreement;

(h)	not trigger any Specified Event of Default;
(i)
not authorize or make payment of any dividend or any other payment or distribution on account of any equity interest of any Group Member (other than dividends, payments or distributions from a Subsidiary to the Parent);

(j)	not redeem, repurchase or retire any shares or other equity interests in the Parent;
(k)	not enter into any Related Party Transaction other than a Permitted Related Party Transaction;
(l)
not make payment of any kind on or relating to any Debt Instrument (including, without limitation, the payment of regularly scheduled interest, or the redemption, repurchase or repayment of any Debt Instruments);

(m)	except as expressly contemplated by this Agreement or the Term Loan Documents or with the prior written consent of the Majority Supporting Lenders, not:
(i)
consummate any transfer, sale or other transaction outside the ordinary course of business involving the sale, transfer or other disposal of all or substantially all of the Group Members or their assets; or

(ii)	seek, solicit, encourage or negotiate any restructuring not contemplated by the terms of this Agreement; and

(n)	pay the fees, costs and expenses of the professional advisors to the Ad Hoc Committee in accordance with the terms of their respective agreements.
3.4	Each Supporting Creditor undertakes, severally and not jointly, in favor of each other Party that it shall:
(a)	vote (either in person or by proxy) any and all relevant Claims it holds in favor of each Scheme;
(b)	in addition to any express obligation hereunder, take any action that the Majority Supporting Lenders determine is reasonably necessary or desirable to implement and consummate the Restructuring;
(c)
except with respect to the occurrence of any Specified Event of Default, it shall not take any action, or instruct any facility agent or indenture trustee, to accelerate or enforce any loans or claims against any Group Member;

(d)
not challenge, object to, or interfere with (or support or encourage any challenge, objection to or interference with), any Scheme in any manner whatsoever, including, without limitation, encouraging any party to reject or vote against a Scheme; and

(e)
provide a Supporting Creditor Update Notice to each of the Parent, the Information Agent and legal counsel to the Ad Hoc Committee by the 15th day of any calendar month, if it has disposed of or acquired any Debt Instruments (or interests therein) to or from any party that is not a Bound Affiliate which, when combined with all dispossessions or acquisitions of Debt Instruments (or interests therein) to or from any party that is not a Bound Affiliate since the later of (i) the date it became a Supporting Creditor, and (ii) the date of its last Supporting Creditor Update Notice, exceed $1 million in principal face amount.

3.5
Each member of the Ad Hoc Steering Committee undertakes in favor of each other Party that it shall, upon the reasonable request of the Parent, instruct legal counsel to appear at hearings to express support for the appointment of the Provisional Liquidator and the approval of the Schemes.

3.6	Nothing in this Agreement shall:
(a)	prevent any Party from taking action which is required by applicable Law, or by any Governmental Body;
(b)	require any Supporting Creditor:
(i)	to incur any out-of-pocket expenses or other financial obligations; or
(ii)
other than as contemplated by this Agreement, to take any action, or ensure that any action is taken, that would result in a variation of any rights under any Debt Instrument Agreement that would apply or continue to apply following the Termination Date in circumstances where the Restructuring is not implemented; or

(c)	prevent the Supporting Creditors (or any of their representatives) from taking any reasonable steps to preserve the validity, existence or priority of their rights and claims in respect of their interests under the Debt Instrument Agreements or any claims against any Group Member, other than as contemplated by this Agreement.
4.	REPRESENTATIONS AND WARRANTIES
4.1	Each Party represents and warrants to each of the other Parties, as of the date it becomes a Party, and at all times prior to the Termination Date that:
(a)	it has all requisite power, authority and legal capacity to enter into, and perform its obligations under this Agreement;
(b)	its entry into this Agreement shall not breach any applicable Law, any agreement to which it is party or any of its constitutive documents;
(c)	its obligations under this Agreement constitute legal, valid and binding obligations enforceable against it in accordance with the terms of the Agreement;
(d)	this agreement has been duly executed and delivered by it;
(e)
no action by, in respect of, or filing with any Governmental Body is required for, or in connection with the valid and lawful authorization, execution, delivery and performance by that Party of this Agreement; and

(f)
it (i) is a sophisticated party with respect to the subject matter of this Agreement; (ii) has adequate information concerning the matters that are the subject of this Agreement; and (iii) has independently made its own analysis and decision to enter into this Agreement,

4.2	Each Supporting Creditor represents and warrants to each of the other Parties, as of the date it becomes a Party, and at all times prior to the Termination Date that:
(a)
it has disclosed in Schedule 2, in an Accession Letter or, if applicable, in a Supporting Creditor Update Notice in accordance with Clause 3.4(e), all Parent Bond Claims or other Parent Scheme Claims, DRH Scheme Claims, DFH Scheme Claims and DOV Scheme Claims with respect to which it is the beneficial holder, and it has all necessary authority to vote, or direct the voting of, such Claims; and

(b)
that its interests in the Debt Instruments are free and clear of any lien, claim, security interest, charge, pledge, equity, option, proxy, voting restriction, right of first refusal or other limitation of any kind that would adversely affect the Supporting Creditor's performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

5.	LAUNCH TRIGGER DATE
5.1	The "Launch Trigger Date" shall occur on the first date on which:
(a)	either of the following has occurred (the "Parent Scheme Consent Condition"):
(i)	holders of at least 75% in value of Parent Scheme Claims have become a Party to this Agreement; or

(ii)	holders of at least 90% in value of the Term Loans have become Party to this Agreement; and
(b)	each of the following have been satisfied:
(i)	a majority in number of DFH Lenders holding at least 75% in value of the DFH Loans have become a Party to this Agreement;
(ii)	a majority in number of DOV Lenders holding at least 75% in value of the DOV Loans have become a Party to this Agreement;
(iii)	the Tax Report has been issued; and
(iv)	the Intercompany Settlement has been consummated,
5.2	provided that the Launch Trigger Date shall not occur before March 23, 2017. The Parent shall promptly notify all the Supporting Creditors of the occurrence of the Launch Trigger Date.
6.	LAUNCH EVENTS
As soon as practicable after the Launch Trigger Date, with respect to the Parent and each Subsidiary Borrower that is not the subject of a Consensual Restructuring, the shareholders or, if authorized by the relevant articles of association, the board of directors shall pass a resolution authorizing the presentation of a winding-up petition in respect of the Parent or Subsidiary Borrower, as applicable, and the board of directors shall seek the appointment of the Provisional Liquidator by filing a winding-up petition and a summons seeking the Appointment Order (together, the "Launch Events").
7.	SCHEME TRIGGER DATE
The "Scheme Trigger Date" shall occur as soon as practicable after:
(a)	if any of the conditions to the Launch Trigger Date have been waived pursuant to Clause 23.1, the date on which such waived conditions have been satisfied; and
(b)	the date on which the Principal Restructuring Documents are in Agreed Form.
8.	RESTRUCTURING IMPLEMENTATION
Each of the Parties shall take all actions reasonably necessary to support, implement, or otherwise give effect to the Restructuring in accordance with the milestones set out in this Clause 8.
8.1	Scheme Events
(a)	Subject to paragraph (b) below, upon the occurrence of the Scheme Trigger Date, the Scheme Implementation Steps shall be implemented, as described in Clause 8.2 (Scheme Implementation Steps).
(b)	If DFH Lenders, DOV Lenders or DRH Holders holding 100% of the DFH Loans, DOV Loans or DRH Bonds (as applicable) have become a Party to this Agreement by the

Scheme Trigger Date, (i) the relevant Subsidiary Scheme shall not be implemented as described in Clause 8.2 (Scheme Implementation Steps) and (ii) the relevant Consensual Restructuring shall be implemented (provided that in the case of DFH and DOV, no Restructuring of either entity shall be implemented unless a Consensual Restructuring has been implemented or a Subsidiary Scheme has been sanctioned with respect to the other and the Parent Scheme has been implemented).
8.2	Scheme Implementation Steps
If the Scheme Trigger Date occurs, each of the Group Members shall use its commercially reasonable efforts to ensure that each of the following steps (the "Scheme Implementation Steps") occurs:
(a)	As soon as practicable following the occurrence of the Scheme Trigger Date, the Parent and each Subsidiary Borrower that is not the subject of a Consensual Restructuring shall:
(i)	issue the relevant Practice Direction Notice to the relevant Practice Direction Notice Recipients; and
(ii)	make an application to the Cayman Court for the relevant Convening Hearing to be scheduled.
(b)	As soon as practical thereafter, taking into account, amongst other things, the availability of the Cayman Court, seek the Convening Orders.
(c)
If the Parent Scheme, the DFH Scheme and the DOV Scheme are approved by the requisite majorities at the relevant scheme meetings, as soon as practicable thereafter, taking into account, amongst other things, the availability of the Cayman Court, seek the Parent Sanction Order, the DFH Sanction Order and the DOV Sanction Order.

(d)
If, in addition, the DRH Scheme is approved by the requisite majority at the DRH Scheme meeting, as soon as practicable thereafter, taking into account, amongst other things, the availability of the Cayman Court, seek the DRH Sanction Order.

(e)
As soon as practicable following the relevant sanction hearings, the Parent Sanction Order, the DFH Sanction Order and the DOV Sanction Order (together with the DRH Sanction Order (if made)) shall be filed with the Cayman Registrar of Companies (save where a Consensual Restructuring is implemented as an alternative to a Scheme).

9.	THE RESTRUCTURING EFFECTIVE DATE
The "Restructuring Effective Date" shall occur on the date by which each of the following conditions have been satisfied:
(a)
each of the Parent Scheme, the DFH Scheme and the DOV Scheme have become effective (or alternatively, if any of the Parent Scheme, the DFH Scheme or the DOV Scheme have not become effective, a Consensual Restructuring has become effective with respect to the relevant Group Member Parties);

(b)	the authorised share capital of the Parent shall have been increased to an amount sufficient to implement the Restructuring;
(c)	Chapter 15 Orders have been entered with respect to each of the Schemes that has been sanctioned;
(d)	the Restructuring Effective Date Waiver and Release has become effective;
(e)	all of the relevant Restructuring Documents have become fully and unconditionally effective in accordance with their terms;
(f)	the New Parent Articles have been approved;
(g)	all invoiced professional fees, costs and expenses of the professional advisors to the Group and to the Ad Hoc Committee have been paid; and
(h)
unless waived in writing by the Majority Supporting Lenders (i) no Material Breach of this Agreement committed by the Parent or any Subsidiary Borrower is ongoing; (ii) no default or other event specified in Schedule 10 (Specified Events of Default) has occurred which, but for the expiration of applicable cure periods or grace periods, would constitute a Specified Event of Default; and (iii) the Amended and Restated Stockholders Rights Agreement of Parent, dated June 3, 2011, as amended, shall be terminated.

10.	POST-RESTRUCTURING STEPS
As soon as practicable after the Restructuring Effective Date:
(a)
the Parent, and, if applicable, DFH, DOV and DRH shall make an application to the Cayman Court for the discharge of the Provisional Liquidator and the withdrawal of the applicable winding-up petitions; and

(b)
to the extent that it is not possible to take such steps prior to the Restructuring Effective Date, the relevant Group Members shall promptly take all steps necessary to perfect the New Security, including registration, if applicable.

11.	RESTRUCTURING EFFECTIVE DATE WAIVER AND RELEASE
The Scheme Documents will contain waivers and releases that will provide that with effect from (and subject to the occurrence of) the Restructuring Effective Date each of the Parties shall irrevocably waive and release (and covenant not to bring or sue with respect to) any Claims that it may have now or in the future against the other Parties, and their respective Affiliates, officers, directors, former directors, employees, partners, members, agents, attorneys, financial advisors or other professionals, representatives and advisers, whatsoever or howsoever arising, by reason of or resulting from their involvement in the negotiation, execution, performance or implementation of this Agreement (including the exercise of discretions, the provision or withholding of any approval, or the exercise of termination rights) or otherwise in respect of the Restructuring provided that any such waiver and release shall not apply with respect to any claim arising out of:

(i)
any matter, act, transaction, event, occurrence, cause or thing whatsoever directly or indirectly relating to the Group (including, but not limited to, the New Loans and the New Security) arising after the Restructuring Effective Date;

(ii)	any fraud, gross negligence or wilful default; and
(iii)	a breach by a party of its express obligations or representations in this Agreement or the Restructuring Documents.
12.	EARLY CONSENT
12.1	Term Loan Early Consent Fee
(a)
Subject to paragraph (b) below, each holder of DFH Scheme Claims and/or DOV Scheme Claims that has acceded to this Agreement by the Early Consent Date will receive its pro rata portion of the Term Loan Early Consent Fee with respect to such Claims on the Restructuring Effective Date.

(b)
Any holder of a DFH Scheme Claim or DOV Scheme Claim that has acceded to this Agreement before the Early Consent Date that (i) fails to vote in favor of the relevant Schemes with respect to any of its Claims or (ii) has committed a Material Breach of its obligations under this Agreement that results in the Parent terminating this Agreement with respect to such breaching holder shall, without limiting any other remedies that a Party may have against it under this Agreement, forfeit its entitlement to any Term Loan Early Consent Fee and any Term Loan Early Consent Fee that it would otherwise have received shall be distributed, on a pro rata basis, to other holders of DFH Scheme Claims and DOV Scheme Claims that remain entitled to receive the Term Loan Early Consent Fee.

12.2	DRH Early Consent Fee
(a)
Subject to paragraph (b) below, if the DRH Scheme is sanctioned and has become effective, each holder of DRH Scheme Claims that has acceded to this Agreement by the Early Consent Date will receive its pro rata portion of the DRH Early Consent Fee with respect to such Claims on the Restructuring Effective Date.

(b)
Any holder of a DRH Scheme Claim that has acceded to this Agreement before the Early Consent Date that (i) fails to vote in favor of the DRH Scheme with respect to any of its Claims or (ii) has committed a Material Breach of its obligations under this Agreement that results in the Parent terminating this Agreement with respect to such breaching holder shall, without limiting any other remedies that a Party may have against it under this Agreement, forfeit its entitlement to any DRH Early Consent Fee and any DRH Early Consent Fee that it would otherwise have received shall be distributed, on a pro rata basis, to other holders of DRH Scheme Claims that remain entitled to receive the DRH Early Consent Fee.

12.3
Any Supporting Creditor that accedes to this Agreement before the Early Consent Date and acquires further DFH Scheme Claims, DOV Scheme Claims or DRH Scheme Claims after acceding to this Agreement (whether before, on, or after the Early Consent Date) shall only be entitled to the Term Loan Early Consent Fee or DRH Early Consent Fee, as applicable, with respect to such Claims to the extent that it has timely provided Supporting Creditor Update Notices in accordance with Clause 3.4(e) as of the Record Date, and to the extent that the Claims have been acquired from another Supporting Creditor, the selling Supporting Creditor shall not be entitled to the Term Loan Early Consent Fee or DRH Early Consent Fee, as applicable, with respect to such Claims.
12.4
The Parent shall retain the Information Agent to reconcile entitlements under this Clause (Early Consent), whose decision with respect to such entitlements shall be final and binding, absent manifest error.

13.	ACCESSION
13.1
Any holder of a Debt Instrument who wishes to become a Supporting Creditor may accede to this Agreement by delivering a duly completed and executed Accession Letter to the Parent and the legal counsel to the Ad Hoc Committee in accordance with Clause 19 (Notices).

13.2	With effect from the date of the Accession Letter, the signatory to the Accession Letter shall be a Supporting Creditor and be bound by the terms of this Agreement.
14.	TRANSFER OF CLAIMS
14.1
Without prejudice to the applicable requirements of the Debt Instrument Agreements, each Supporting Creditor agrees that from the Effective Date until this Agreement is terminated in accordance with Clause 16 (Termination), it shall not sell, assign, transfer, or otherwise dispose of to any Person any ownership (including any beneficial ownership) in the Parent Scheme Claims, DRH Scheme Claims, DFH Scheme Claims or DOV Scheme Claims or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in such Claims into a voting trust or by entering into a voting agreement (other than this Agreement) with respect to such Claims) (a "Transfer" and the proposed transferee a "Creditor Transferee") unless in compliance with the terms of this Clause 14.

14.2
Before completing any Transfer, the Supporting Creditor transferor shall, unless the Creditor Transferee is already a Party, procure that the Creditor Transferee delivers a duly executed Accession Letter to the Parent and the Ad Hoc Committee. No Transfer shall be effective until notification of such Transfer and a copy of the executed Accession Letter is received by the Parent and the Ad Hoc Committee (such Transfer, a "Permitted Transfer" and such party to such Permitted Transfer, a "Permitted Transferee"). Any Transfer made in violation of this Clause 14 shall be void ab initio.

14.3
Before completing any Transfer on or after the date falling ten (10) Business Days before the relevant Scheme Meeting, the Supporting Creditor transferor shall, unless the Creditor Transferee is already a Party, vote by proxy all relevant Claims in favor of the relevant Scheme.

14.4
Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude any Supporting Creditor from settling or delivering any Claims to settle any confirmed transaction pending as of the date of such Supporting Creditor's entry into this Agreement (subject to compliance with applicable securities laws and it being understood that any such

Claims so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement), (ii) a Qualified Marketmaker that acquires any Claims from a Supporting Creditor with the purpose and intent of acting as a Qualified Marketmaker for such Claims, shall not be required to execute and deliver to the Parent and the Ad Hoc Committee an Accession Letter or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Claims (by purchase, sale, assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a Supporting Creditor or Permitted Transferee and the transfer otherwise is a Permitted Transfer; and (iii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Claims that it acquires from a holder of Claims that is not a Supporting Creditor ("Non-RSA Claims") to a transferee that is not a Supporting Creditor at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute an Accession Letter. Notwithstanding anything contain herein to the contrary (including, but not limited to, Clause 14.3 herein), a Qualified Marketmaker shall not be required to vote any of its Non-RSA Claims in favor of the relevant Scheme. A Qualified Marketmaker shall be entitled to split its vote between Non-RSA Claims and Claims it may hold as a Supporting Creditor.
14.5
This Agreement shall not preclude the Supporting Creditors from acquiring additional Claims. Any Claims acquired by a Supporting Creditor shall automatically and immediately upon acquisition by a Supporting Creditor be deemed subject to the terms of this Agreement regardless of when or whether notice of such acquisition is given to the Company as set forth above), other than any Claims acquired by such Supporting Creditor in its capacity as a Qualified Marketmaker.

14.6
For the avoidance of doubt, following a Permitted Transfer by a Supporting Creditor of all of its interests in the Claims, a Supporting Creditor shall immediately cease to be a Supporting Creditor for purposes of this Agreement and such Supporting Creditor shall cease to be bound by this Agreement, provided, however, that the provisions of Clause 17 (Surviving Obligations) and Clause 3 (Undertakings) shall continue to apply to such Person as if such Person had remained a Supporting Creditor.

15.	PUBLICITY AND DISCLOSURES
15.1
The Parent may issue any public announcement regarding this Agreement and the Restructuring after giving reasonable notice to the Ad Hoc Committee, and such notice shall include a copy of the relevant public announcement. No other Party shall make any public announcement regarding this Agreement or the Restructuring unless such announcement is in Agreed Form. If an announcement is required by applicable Law, regulation or listing rules, the Party proposing to make the disclosure shall, to the extent legally possible, and on reasonable notice in the circumstances, consult with the Parent and counsel to the Ad Hoc Committee as to the form, content, and timing of the proposed announcement.

15.2	The Parent shall:
(a)	make the Effective Date Announcement as required under applicable law;

(b)	make the Launch Announcement on the Launch Trigger Date;
(c)	make the Scheme Announcement on the Scheme Trigger Date;
(d)	make the Restructuring Effective Date Announcement on the Restructuring Effective Date; and
(e)	make a public announcement in writing if any material term of this Agreement is amended or waived, as determined in good faith by the Parent.
16.	TERMINATION
16.1	This Agreement shall terminate automatically without any further action being taken by any Party, or any notice being required from any Party upon the earlier of any of the following:
(a)	11.59 p.m. (New York time) on the Long Stop Date; or
(b)	the Restructuring Effective Date.
16.2	This Agreement may also be terminated:
(a)	by mutual written consent between each of the Parent and the Majority Supporting Lenders;
(b)
by the Parent or the Majority Supporting Lenders giving written notice to the other Parties if the Cayman Court issues a final judgment (i) refusing to convene the Parent Scheme Meeting, the DFH Scheme Meeting or the DOV Scheme Meeting, or (ii) refusing to sanction the Parent Scheme, the DFH Scheme or the DOV Scheme (unless in the case of DFH or DOV, as applicable, such entity is the subject of a Consensual Restructuring);

(c)	by the Majority Supporting Lenders giving written notice to the Parent if any of the following events occur:
(i)
other than for the purpose of implementing the Restructuring in accordance with the terms of this Agreement, any Insolvency Proceeding is opened in respect of the Parent or any other Group Member that is a Significant Subsidiary of the Parent in any jurisdiction; provided however, that, the filing of an involuntary proceeding under section 303 of the Bankruptcy Code or any similar creditor initiated proceeding under any other applicable foreign law with respect to any Group Member that is a Significant Subsidiary of the Parent will not constitute an Insolvency Proceeding for purposes of this provision until an order for relief or similar determination has been entered or rendered with respect to such proceeding;

(ii)
if the Cayman Court, other than with respect to the DRH Scheme Meeting, (a) refuses to convene any of the Scheme Meetings (unless such entity is the subject of a Consensual Restructuring, or such defect is remedied through a modification of the Scheme in accordance with this Agreement), or (b) refuses to sanction either the Parent Scheme, the DFH Scheme or the DOV Scheme (unless such entity is the subject of a Consensual Restructuring);

(iii)	if the Launch Trigger Date has not occurred by April 30, 2017 (or such other date as agreed between the Parent and the Majority Supporting Lenders);
(iv)
if any of the Group Members fails, as determined in good faith by the Majority Supporting Lenders, to use commercially reasonable efforts to ensure that any of the steps described in Clause 8.2 (Scheme Implementation Steps) are satisfied;

(v)
if the Parent Scheme Meeting, DFH Scheme Meeting and DOV Scheme Meeting have been held, and the Requisite Scheme Majorities have not voted in favor of any of the Parent Scheme, the DFH Scheme or the DOV Scheme, respectively;

(vi)	if the Parent or any Group Member is or becomes a Sanctions Target;
(vii)
the Parent or any Subsidiary Borrower commits a Material Breach of this Agreement, and where such breach is capable of being remedied, the Parent or relevant Subsidiary Borrower, after receipt of written notice of such breach from the Majority Supporting Lenders, has failed to remedy such a breach by the earlier of (a) within 14 days of the receipt of written notice from the Majority Supporting Lenders, and (b) the Business Day immediately preceding the Restructuring Effective Date;

(viii)
if within thirty days following an official body of competent jurisdiction (including any court of competent jurisdiction), entering a final non-appealable Order permanently restraining, enjoining or otherwise prohibiting the implementation, consummation or closing of the Restructuring, such Order has not been withdrawn or it is not subject to reconsideration by the issuer of such Order, provided that if failure to terminate this Agreement before such date would cause any Party to be in breach of the Order, this Agreement shall be terminated immediately;

(ix)	if the Parent and its Significant Subsidiaries are unable to continue to manage their operations in the ordinary course of business;
(x)
the Parent is in breach of its obligation under any fee arrangement to pay any professional fees, costs and expenses incurred by the Ad Hoc Committee and the Parent has failed to remedy such breach within 14 days of written notice of such breach being provided to the Parent, provided that termination under this sub-clause shall not limit the Parent's liability to pay those professional fees, costs and expenses; and

(xi)	if a Specified Event of Default has occurred.
(d)
by any Supporting Creditor giving written notice to the Parent, to terminate with respect to such Supporting Creditor only, if the Parent and the Majority Supporting Lenders amend or waive any term of this Agreement pursuant to Clause 23 (Amendments and Waivers) and the relevant amendment or waiver:

(i)	disproportionately affects the rights in a particular Claims Class of the Supporting Creditor when compared to the rights in such Claims Class of the other Supporting Creditors;

(ii)	imposes any material additional obligations or liabilities on such Supporting Creditor; or
(iii)
affects the rights in a particular Claims Class of such Supporting Creditor in a materially adverse manner and has not otherwise been approved by holders of at least 75% in value of Claims in such Claims Class.

(e)	by the Parent giving written notice to the Supporting Creditors if:
(i)	the Launch Trigger Date has not occurred by April 30, 2017 (or such other date as agreed between the Parent and the Majority Supporting Lenders);
(ii)
if one or more Supporting Creditor commits a Material Breach such that the non-defaulting Supporting Creditors comprise 95% or less of any of the consent thresholds described in Clause 5.1 (in the case of Clause 5.1(a) the relevant value percentages, or, in the case of Clause 5.1(b)(i) or 5.1(b)(ii) either the relevant value percentages or the relevant number of Term Loan Lenders), and such breach has not been remedied and the relevant consent thresholds have not been reached within 14 days of written notice from the Parent of such breach being provided to the Supporting Creditors;

(iii)
the Parent Scheme Meeting, DFH Scheme Meeting and DOV Scheme Meeting have been held, and the Requisite Scheme Majorities have not voted in favor of any of the Parent Scheme, the DFH Scheme or the DOV Scheme;

(iv)
the Parent or any other Group Member that is a material Subsidiary of the Parent (or their respective directors), in consultation with its counsel, has determined that proceeding with the Restructuring would result in a breach of its fiduciary duties.

16.3
Subject to Clause 17 (Surviving Obligations), from the time that this Agreement is validly terminated in accordance with this Clause 16 (Termination), this Agreement shall cease to have any further effect and the Parties shall be relieved of their duties and obligations arising under this Agreement going forward.

16.4	Termination of this Agreement shall not relieve any Party of any Liability for a breach of this Agreement which occurred prior to the Termination Date.
17.	SURVIVING OBLIGATIONS
17.1	The rights and obligations of the Parties in the following provisions of this Agreement shall continue notwithstanding the occurrence of the Termination Date:
(a)
Clauses 15 (Publicity and Disclosures), 16 (Termination), 17 (Surviving Obligations), 18 (Reservation of Rights), 19 (Notices), 20 (Specific Performance), 21 (Severability), 22 (Several Liability), 26 (Governing Law and Submission to Jurisdiction), 27 (Waiver of Right to Trial by Jury); and

(b)	only where this Agreement has terminated as a result of the occurrence of the Restructuring Effective Date, Clause 10 (Post-Restructuring Steps).

18.	RESERVATION OF RIGHTS
18.1
Save as expressly contemplated by this Agreement, nothing in this Agreement effects a modification or waiver of the Parties' respective rights and obligations against any other Party under the terms of any agreements to which they are party (including the Debt Instrument Agreements) and the terms and provisions of any such agreements shall continue in full force and effect.

18.2
If the transactions contemplated by this Agreement are not consummated, or this Agreement is terminated for any reason other than the occurrence of the Restructuring Effective Date, all of the respective rights of the Parties are fully reserved.

19.	NOTICES
19.1	All notices or other communications under or in connection with this Agreement shall be in English, be given in writing and, unless otherwise stated, may be given in person or by post or email.
19.2	The address, email address and contact name for each Party for all notices under or in connection with this Agreement are:
(a)	those set out in the signature block for that party on the signature pages of this Agreement; or
(b)	where a Person accedes to this Agreement in accordance with Clause 13 (Accession) those set out in the Accession Letter delivered by that Party;
(c)
for any notice to be provided to the Parent or any Subsidiary Borrower, a copy shall be sent to Mr. William Haft, Esq. (address: Orrick, Herrington & Sutcliffe LLP 55 W. 52nd Street, New York, New York 10019; e-mail: whaft@orrick.com) and Caroline Moran, Esq. (address: Maples & Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands; email: caroline.moran@maplesandcalder.com);

(d)
for any notice to be provided to the Ad Hoc Committee, to Brett Goldblatt, Peter Newman and Matthew Czyzyk of Milbank (address: Milbank, Tweed, Hadley & McCloy LLP, 125 Wood Street, London EC2V 7AN, London, England or alternatively Milbank, Tweed, Hadley & McCloy LLP, 2029 Century Park East, 33rd floor, Los Angeles, CA 90067-3019; e-mail: orig@milbank.com) and to Tony Heaver-Wren and David Bulley of Appleby (address: Appleby (Cayman) Ltd., 71 Fort Street, PO Box 190, Grand Cayman, KY1-1104 email: theaverwren@applebyglobal.com and dbulley@applebyglobal.com);

(e)	for any note to be provided to the Information Agent, to Howard A. Blaustein (address: Prime Clerk LLC 830 Third Avenue (9th Floor), New York , NY 10022; e-mail: oceanrigteam@primeclerk.com); or
(f)	any substitute address, email address and/ or contact name as a Party may notify to all of the other Parties by not less than five (5) Business Days' notice.

20.	SPECIFIC PERFORMANCE
This Agreement is intended as a binding commitment specifically enforceable in accordance with its terms. The Parties agree that:
(a)	money damages may not be a sufficient remedy for the breach by any Party of any term of this Agreement; and
(b)
any Party may seek specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a Party may have under this Agreement (including the right to terminate in accordance with Clause 16 (Termination) or otherwise).

21.	SEVERABILITY
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, this shall not affect the legality, validity or enforceability of any other term of this Agreement in that jurisdiction.
22.	SEVERAL LIABILITY
The agreements, representations, liabilities and obligations of each of the Parties under this Agreement are several and not joint in all respects. Failure by a Party to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No Supporting Creditor is responsible for the obligations of any other Party under this Agreement.
23.	AMENDMENTS AND WAIVERS
23.1
The Parent and the Majority Supporting Lenders may agree in writing to amend or waive any term of this Agreement, provided that the Definitions of "Agreed Form," "Long Stop Date," and "Majority Supporting Lenders," and Clauses 3.4, 3.6, 16.1, 16.2, 18, 26, 27, 28 and this Clause 23 shall not be amended under any circumstances and provided further that no amendment or waiver shall materially limit the ability of a Supporting Creditor to complete a Transfer pursuant to Clause 14.

23.2
The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

24.	COUNTERPARTS
24.1	This Agreement may be executed in any number of counterparts and:

(a)	each such counterpart shall be deemed to be an original;
(b)	all such counterparts shall constitute one and the same document; and
(c)	each Person executing a counterpart shall become a Party.
24.2
Transmission by fax or emailed scanned copy of an executed counterpart of this Agreement or an Accession Letter shall be deemed to constitute due and sufficient delivery of such counterpart or Accession Letter.

25.	ASSIGNMENT
25.1
Subject to Clause 14 (Transfer), no Party may assign or transfer any of its rights or obligations under this Agreement (by operation of Law or otherwise) without the prior written consent of the other Parties. Any attempted assignment or transfer without the required consents shall be void.

25.2	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
26.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
26.1
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the United States District Court for the Southern District of New York or if such court lacks jurisdiction, the courts of the State of New York located in New York County, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the non-exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.

26.2	For the purposes of the Schemes and the provisional liquidations contemplated by this Agreement, each Party irrevocably submits itself to the jurisdiction of the Cayman Court.
27.	WAIVER OF RIGHT TO TRIAL BY JURY
Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.
28.	NO THIRD PARTY BENEFICIARIES
Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person or entity shall be a third-party beneficiary of this Agreement.
THIS AGREEMENT has been entered into and takes effect on the date stated at the beginning of it.

Schedule 1

 DEFINITIONS
In this Agreement:
"Accession Letter" means an Accession Letter in substantially the form set out in Schedule 4 (Form of Accession Letter) or otherwise in Agreed Form.
"Ad Hoc Committee" means the ad hoc committee of certain Term Loan Lenders represented by Milbank, Tweed, Hadley & McCloy LLP.
"Ad Hoc Steering Committee" means certain members of the Ad Hoc Committee, comprising as of the date of this agreement funds or accounts managed by Avenue Capital Group, BlueMountain Capital Management LLC, Elliott and Lion Point.
"Affiliate" means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company and, in the case of any Person which is a fund, Affiliate shall additionally include any fund managed, advised or otherwise controlled directly or indirectly by any management entity in such fund's group and any such management entity.
"Agreed Form" means, in relation to any document, announcement, consent, notice or any other written material, a form which Parent and the Ad Hoc Steering Committee have confirmed in writing is acceptable to them.
"Agreement" means this agreement together with each schedule hereto.
"Appointment Order" means orders of the Cayman Court appointing the Provisional Liquidator to the Parent, DFH, DOV and DRH (provided that DFH, DOV or DRH are not the subject of a Consensual Restructuring).
"Bankruptcy Code" means title 11 of the United States Code §§101  through 1532 et. seq.
"Bound Affiliate" means any Affiliate of a Supporting Creditor that has acceded to or is otherwise bound by this Agreement.
"Business Day" means a day that banks are open for business in each of New York, the Cayman Islands and London.
"Cash Consideration" means, if the DRH Scheme is sanctioned $342.5 million in cash, or otherwise $345 million in cash, in either case less any cash used in payment of the Cash Option.
"Cash Option" means the right of each holder of a Parent Scheme Claim to elect to receive as consideration in the Parent Scheme, its Parent Scheme Cash Consideration.
"Cayman Court" means the Grand Court of the Cayman Islands or any appeal court of the Cayman Islands.

"Chapter 15 Order" means, in respect of each sanctioned Scheme, an order or orders reasonably acceptable to the Majority Supporting Lenders recognising that Scheme as a "foreign proceeding" pursuant to Chapter 15 of the US Bankruptcy Code and enforcing the terms of the Scheme.
"Claims" means any claim, cause of action, damages, liabilities, loss or counterclaim, of whatsoever nature and howsoever arising, whether present or future, actual or contingent, filed or unfiled, asserted or unasserted, imputed or disputed, whether or not for a fixed or unliquidated amount, whether arising in law, in equity, in contract, in statute or in tort (including but not limited to breaches or non-performance of contract, negligence, breach of trust, misrepresentation and actions relating to the sale or purchase of securities, or the rescission of the sale or purchase of any securities), whether or not presently known to the parties or to the Law, in any jurisdiction.
"Claims Class" means each of (i) the Supporting Creditors who hold DFH Scheme Claims, (ii) the Supporting Creditors who hold DOV Scheme Claims (iii) the Supporting Creditors who hold DRH Scheme Claims and (iv) the Supporting Creditors who hold Parent Scheme Claims.
"Collateral" has the meaning given to such term in the Term Loan Documents.
"Companies Law" means the Cayman Companies Law (2016 Revision).
"Consensual Restructurings" means each of the DFH Consensual Restructuring, the DOV Consensual Restructuring and the DRH Consensual Restructuring.
"Convening Hearing" means each of the Parent Convening Hearing, the DFH Convening Hearing, the DOV Convening Hearing, and the DRH Convening Hearing, provided that any of DRH, DOV or DFH are not the subject of a Consensual Restructuring.
"Convening Orders" means each of the Parent Convening Order, the DFH Convening Order, the DOV Convening Order and the DRH Convening Order, provided that any of DRH, DOV or DFH are not the subject of a Consensual Restructuring.
"Creditor Transferee" has the meaning given to it in Clause 14.1 (Transfer).
"Debt Instrument Agreements" means each of the DFH Loan Documents, the DOV Loan Documents, the DRH Indenture and its associated documents and the Parent Bonds Indenture and its associated documents.
"Debt Instruments" means each of the DFH Loans, the DOV Loans, the DRH Bonds and the Parent Bonds.
"Deed of Covenant" means in relation to each Scheme, a deed pursuant to which each Scheme creditor covenants not to bring certain released Claims pursuant to the Scheme.
"Deed of Release" means, in relation to the Parent Scheme, a deed of release to be entered into on or around the Restructuring Effective Date to release of all Parent Scheme claims and to release any security granted over the shares of each of DRH, DFH and DOV in relation to the Parent Scheme Claims.
Sch. 1-2

 "DFH Administrative Agent" means Deutsche Bank AG New York Branch in its capacity as administrative agent under the DFH Credit Agreement, and shall include any successor thereto.
"DFH Consensual Restructuring" means the restructuring of the liabilities under the DFH Loan Documents pursuant to which the DFH Lenders unanimously agree to release their DFH Scheme Claims in exchange for a pro rata portion of the DFH Scheme Consideration, or such other terms agreed between the Parent and the DFH Lenders.
"DFH Convening Hearing" means a hearing in the Cayman Court at which the Cayman Court determines whether or not to grant the DFH Convening Order.
"DFH Convening Order" means an order of the Cayman Court authorizing DFH to convene the DFH Scheme Meeting.
"DFH Credit Agreement" means the credit agreement dated July 12, 2013 between, amongst others, DFH and Drillships Projects Inc. as borrowers, the Parent and the DFH Administrative Agent, as amended and restated from time to time, including on February 7, 2014.
"DFH Lenders" means the lenders under the DFH Credit Agreement.
"DFH Loan Documents" means the "Loan Documents" as defined in the DFH Credit Agreement.
"DFH Loans" means the loans made pursuant to the DFH Credit Agreement.
"DFH Parent Claims" means any Claims against the Parent in respect to the indebtedness outstanding under the DFH Loan Documents.
"DFH Pari Passu Collateral Agent" means Deutsche Bank AG New York Branch in its capacity as pari passu collateral agent under the DFH Credit Agreement.
"DFH Practice Direction Notice" means a Practice Direction Notice to the DFH Lenders in accordance with paragraph 3 of the Practice Direction in respect of the DFH Scheme in Agreed Form.
"DFH Sanction Order" means an order of the Cayman Court sanctioning the DFH Scheme.
"DFH Scheme" means a scheme of arrangement in the Cayman Islands in accordance with Section 86 of the Companies Law as proposed by DFH for the restructuring of the DFH Scheme Claims as described in section 2 of Schedule 3 (Restructuring Term Sheet).
"DFH Scheme Claims" means any Claims in respect of the indebtedness outstanding under the DFH Loan Documents other than the DFH Parent Claims.
"DFH Scheme Consideration" means:
(a)
if the DRH Scheme is sanctioned, 51.0% of the Cash Consideration (less an amount equal to all interest payments made with respect to interest accrued after September 30, 2016 through to the Effective Date on the DFH Loans) and 52.5% of the New Loans, or otherwise 52.5% of the Cash Consideration (less an amount equal to all interest payments made with respect to interest accrued after September 30, 2016 through to the Effective Date on the DFH Loans) and 52.5% the New Loans; and

Sch. 1-3

(b)	the DFH Scheme Shares.
"DFH Scheme Meeting" means a meeting of DFH Lenders convened for the purpose of considering and voting on the DFH Scheme.
"DFH Scheme Shares" means, subject to the MEP, if the DRH Scheme is sanctioned 40.2% of the Parent Ordinary Shares in issue immediately following the Restructuring Effective Date, or otherwise 41.3% of the Parent Ordinary Shares in issue immediately following the Restructuring Effective Date.
"DOV Administrative Agent" means Deutsche Bank AG New York Branch in its capacity as administrative agent under the DOV Credit Agreement, and shall include any successor thereto.
"DOV Consensual Restructuring" means the restructuring of the liabilities under the DOV Loan Documents pursuant to which the DOV Lenders unanimously agree to release their DOV Scheme Claims in exchange for a pro rata portion of the DOV Scheme Consideration, or such other terms agreed between the Parent and the DOV Lenders.
"DOV Convening Hearing" means a hearing in the Cayman Court at which the Cayman Court determines whether or not to grant the DOV Convening Order.
"DOV Convening Order" means an order of the Cayman Court authorizing DOV to convene the DOV Scheme Meeting.
"DOV Credit Agreement" means the credit agreement dated July 25, 2014 between, amongst others, DOV and Drillships Ventures Projects Inc. as borrowers, the Parent and the DOV Administrative Agent, as amended from time to time.
"DOV Lenders" means the lenders under the DOV Credit Agreement.
"DOV Loan Documents" means the "Loan Documents" as defined in the DOV Credit Agreement.
"DOV Loans" means the loans made pursuant to the DOV Credit Agreement.
"DOV Parent Claims" means any Claims against the Parent in respect of the indebtedness outstanding under the DOV Loan Documents.
"DOV Pari Passu Collateral Agent" means Deutsche Bank AG New York Branch in its capacity as pari passu collateral agent under the DOV Credit Agreement.
"DOV Practice Direction Notice" means a Practice Direction Notice to the DOV Lenders in accordance with paragraph 3 of the Practice Direction in respect of the DOV Scheme in Agreed Form.
"DOV Sanction Order" means an order of the Cayman Court sanctioning the DOV Scheme.
"DOV Scheme" means a scheme of arrangement in the Cayman Islands in accordance with Section 86 of the Companies Law as proposed by DOV for the restructuring of the DOV Scheme Claims as described in section 3 of Schedule 3 (Restructuring Term Sheet).
"DOV Scheme Claims" means any Claims in respect of the indebtedness outstanding under the DOV Loan Documents other than the DOV Parent Claims.
Sch. 1-4

"DOV Scheme Consideration" means:
(a)
if the DRH Scheme is sanctioned, 46.1% of the Cash Consideration (less an amount equal to all interest payments made with respect to interest accrued after September 30, 2016 through to the Effective Date on the DOV Loans) and 47.5% of the New Loans, or otherwise 47.5% of the Cash Consideration (less an amount equal to all interest payments made with respect to interest accrued after September 30, 2016 through to the Effective Date on the DOV Loans) and the 47.5% of the New Loans; and

(b)	the DOV Scheme Shares.
"DOV Scheme Meeting" means any meeting of DOV Lenders convened for the purpose of considering and voting on the DOV Scheme.
"DOV Scheme Shares" means, subject to the MEP, if the DRH Scheme is sanctioned 36.0% of the Parent Ordinary Shares in issue immediately following the Restructuring Effective Date, or otherwise 37.0% of the Parent Ordinary Shares in issue immediately following the Restructuring Effective Date.
"DRH Bonds" means the 6.5% senior secured notes due 2017 issued by DRH.
"DRH Collateral Agent" means Deutsche Bank Trust Company Americas, as collateral agent to the DRH Holders under the DRH Indenture.
"DRH Consensual Restructuring" means the restructuring of the liabilities under the DRH Indenture pursuant to which the DRH Holders agree to release their DRH Scheme Claims in exchange for a pro rata portion of the DRH Scheme Shares, or such other terms agreed between the Parent and the DRH Holders.
"DRH Convening Hearing" means a hearing in the Cayman Court at which the Cayman Court determines whether or not to grant the DRH Convening Order.
"DRH Convening Order" means an order of the Cayman Court authorizing DRH to convene the DRH Scheme Meeting.
"DRH Early Consent Fee" means $2 5 million of cash in the aggregate payable to Supporting Creditors in respect of their DRH Bonds out of available cash of DRH.
"DRH Holders" means the holders of DRH Bonds.
"DRH Indenture" means the indenture dated September 20, 2012 (as amended by a supplemental indenture dated January 23, 2013), between, among others, DRH, DRH Trustee and the DRH Collateral Agent.
"DRH Parent Claims" means any Claims against the Parent in respect of the indebtedness outstanding under the DRH Indenture and its associated documents.
"DRH Practice Direction Notice" means a Practice Direction Notice to the DRH Holders in accordance with paragraph 3 of the Practice Direction in respect of the DRH Scheme in Agreed Form.
Sch. 1-5

"DRH Sanction Order" means an order of the Cayman Court sanctioning the DRH Scheme.
"DRH Scheme" means a scheme of arrangement in the Cayman Islands in accordance with Section 86 of the Companies Law as proposed by DRH for the restructuring of the DRH Scheme Claims as described in section 4 of Schedule 3 (Restructuring Term Sheet).
"DRH Scheme Claims" means any Claims in respect of the indebtedness outstanding under the DRH Indenture and its associated documents other than DRH Parent Claims.
"DRH Scheme Consideration" means:
(a)	if the DRH Scheme is sanctioned, 2.9% of the Cash Consideration, or otherwise zero; and
(b)	the DRH Scheme Shares.
"DRH Scheme Meeting" means any meeting of DRH Holders convened for the purpose of considering and voting on the DRH Scheme.
"DRH Scheme Shares" means, if the DRH Scheme is sanctioned, 2.9% of the Parent Ordinary Shares in issue immediately following the Restructuring Effective Date, subject to the MEP, or otherwise zero.
"DRH Trustee" means U.S. Bank National Association, as trustee to the DRH Holders.
"Early Consent Date" means ten Business Days after the Launch Announcement.
"Effective Date" has the meaning given to it in Clause 2 (Effective Date).
"Effective Date Announcement" means a press release issued by the Parent describing the material terms of this Agreement.
"Existing Management Agreements" means any agreement relating to the management of any member of the Group by TMS as in effect as of the date of this Agreement.
"Family Members" means, with respect to any natural person, such person's spouse, children, parents and lineal descendants of such person's parents (in each case, natural or adopted).
"Family Trust" of any natural person means a trust benefiting solely such person and/or the Family Members of such individual.
"Governmental Body" means any applicable federal, state or other governmental agency or body, authority, administrative or regulatory agency or body, arbitrator, court or other tribunal, foreign or domestic.
"Group" means the Parent and its direct and indirect Subsidiaries from time to time.
"Group Member" means any member of the Group.
"Group Member Bondholder" means any Group Member that holds DRH Bonds and/or Parent Bonds.
"Group Member Party" means a Group Member that has acceded to this Agreement.
Sch. 1-6

"Holding Company" shall have the meaning given to it in the English Companies Act (2006).
"Information Agent" means Prime Clerk LLC.
"Initial Parties" means:
(a)	the Parent;
(b)	DOV;
(c)	DFH;
(d)	DRH; and
(e)	the Initial Supporting Creditors.
"Insolvency Proceeding" means any bankruptcy, reconstruction, winding up, dissolution, administration or reorganization of any Group Member, or any of such Group Member's assets or a composition, compromise, assignment or arrangement with any creditors of any Group Member or any suspension of payments or moratorium of any indebtedness of any such Group Member, or any other insolvency proceedings or any analogous procedure or step with respect to any such Group Member in any jurisdiction (including the appointment of any liquidator, receiver, administrator, trustee, compulsory manager or other similar officer), including, without limitation, any proceedings under Chapter 11, any proceedings in relation to a scheme of arrangement, the appointment of any liquidator or provisional liquidation.
"Intercompany Settlement" means that certain settlement deed among the Group Members settling all intercompany balances between the Group Members that are outstanding as at the date of such deed.
"Launch Announcement" means a press release issued by the Parent announcing the occurrence of the Launch Trigger Date.
"Launch Events" has the meaning given to such term in Clause 7.
"Launch Trigger Date" means the date on which all the conditions set out in Clause 5.1 (Launch Trigger Date ) have been met.
"Law" means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement in any applicable jurisdiction.
"Liability" means any liability or obligation of a Person whether present, future, prospective or contingent, fixed or undetermined, for payment of money or performance of an act or obligation arising under any Law and in any manner whatsoever.
"Long Stop Date" means the date falling 45 days from the completion of the Launch Events (but in no event later than October 1, 2017), provided that if the Scheme Trigger Date shall have occurred within such 45 day period, it shall mean October 31, 2017.
"Majority Supporting Lenders" means a simple majority in value of the Term Loans held by the Term Loan Lenders that are party to this Agreement.
Sch. 1-7

"Management Agreements" means the Existing Management Agreements and the New Management Agreements.
"Material Breach" means the breach of a Party's obligations under this Agreement, as may be amended from time to time, which materially and adversely affects (i) the rights and entitlements of any other Party under this Agreement, and (ii) with respect to the Parent, DFH or DOV, its expectations with respect to the compromise of the Parent Scheme Claims, the DFH Scheme Claims or the DOV Scheme Claims (as applicable) contemplated by this Agreement.
"MEP" means the management incentive plan for the Group comprised of, if the DRH Scheme is sanctioned 9.5% of the Parent Ordinary Shares in issue immediately following the Restructuring Effective Date, or otherwise 9.8% of the Parent Ordinary Shares in issue immediately following the Restructuring Effective Date, and otherwise on the terms set out in Schedule 8 (New Management Agreements Term Sheet) and which shall be part of the New Management Agreements.
"New Loans" means the exit term loans to be issued by the Parent, on the terms set out in the New Loans Term Sheet and otherwise in Agreed Form.
"New Loans Term Sheet" means the terms of the New Loans set out in Schedule 6 (New Loan).
"New Management Agreements" means the new management agreements between the Parent and each Group Member on the one hand, and TMS on the other, which shall include the terms for the MEP, and shall become effective on the Restructuring Effective Date and shall be on the terms set out in the New Management Agreements Term Sheet and otherwise in Agreed Form.
"New Management Agreements Term Sheet" means the terms of the New Management Agreements, including the terms for the MEP, as set out in Schedule 8 (New Management Agreements Term Sheet).
"New Parent Articles" means the revised articles of association of the Parent in Agreed Form.
"New Revolver" means the new revolving credit facility referenced in the Schedule 6 (New Loan).
"New Security" means the security to be granted in respect of the New Loans and the New Revolver as set out in Schedule 6 (New Loan).
"Order" means any order, injunction, judgment, decree, ruling, writ or assessment of a court or an arbitration award made by a competent arbitrator(s).
"Parent Bond Claims" means any Claims relating to or arising out of the Parent Bonds Indenture.
"Parent Bonds" means the 7.25% senior unsecured notes due 2019 issued by the Parent.
"Parent Bonds Indenture" means the indenture dated March 26, 2014 between the Parent and the Parent Bonds Trustee.
"Parent Bonds Trustee" means Deutsche Bank Trust Company Americas as trustee for holders of the Parent Bonds.
Sch. 1-8

"Parent Convening Hearing" means a hearing in the Cayman Court at which the Cayman Court determines whether or not to grant the Parent Convening Order.
"Parent Convening Order" means an order of the Cayman Court authorizing the Parent to convene the Parent Scheme Meeting.
"Parent Ordinary Share" means an ordinary share in the Parent.
"Parent Practice Direction Notice" means a Practice Direction Notice to the Parent Scheme Claim Holders in accordance with paragraph 3 of the Practice Direction in respect of the Parent Scheme in Agreed Form.
"Parent Sanction Order" means an order of the Cayman Court sanctioning the Parent Scheme.
"Parent Scheme" means a scheme of arrangement in the Cayman Islands in accordance with Section 86 of the Companies Law as proposed by the Parent for the restructuring of the Parent Scheme Claims, where the Parent Scheme Claims are exchanged (A) for either (i) a pro rata share of the Parent Scheme Shares or (ii) if the relevant Parent Scheme Claim Holder has exercised its Cash Option, its Parent Scheme Cash Consideration, provided that if any Parent Scheme Claim Holders exercise their Cash Option, the Parent Scheme Shares that would otherwise be distributed to such Parent Scheme Claim Holders shall be distributed, on a pro rata basis, to the Parent Scheme Claim Holders who have not exercised their Cash Option, or (B) on such other terms as agreed between the Parent and the Majority Supporting Lenders or sanctioned by the Cayman Court.
"Parent Scheme Cash Consideration" means an amount in cash equal to 6.9% of the Parent Scheme Claims of the Parent Scheme Claim Holders who exercise the Cash Option.
"Parent Scheme Claim Holders" means any Person who has a Claim against the Parent that is a Parent Scheme Claim.
"Parent Scheme Claims" means the:
(a)	Parent Bond Claims;
(b)	DOV Parent Claims;
(c)	DFH Parent Claims; and
(d)	DRH Parent Claims other than any DRH Parent Claims held by any Group Member.
"Parent Scheme Claim Holder" means a holder of Parent Scheme Claims.
"Parent Scheme Consent Condition" has the meaning given to such term in Clause 5.1(a).
"Parent Scheme Meeting" means any creditor meeting convened for the purpose of considering and voting on the Parent Schemes.
"Parent Scheme Shares" means, subject to the MEP, if the DRH Scheme is sanctioned, 20.9% of the Parent Ordinary Shares in issue immediately following the Restructuring Effective Date, or otherwise 21.7% of the Parent Ordinary Shares in issue immediately following the Restructuring Effective Date.
Sch. 1-9

 "Party" means a party to this Agreement and "Parties" shall mean each of them.
"Permitted Related Party Transaction" means any of the following: (a) the Management Agreements; and (b) any Related Party Transaction expressly permitted by the Management Agreements; and (c) any Related Party Transaction that (i) is on terms at least as favorable to the Parent and its Subsidiaries as could be obtained on an arm's-length basis, (ii) involves less than $500,000 in total value and payments and (iii) when taken together with other Related Party Transactions entered into pursuant to this sub-paragraph (b), would not exceed $5,000,000 in the aggregate of value and payments in any 12-month period.
"Permitted Transfer" has the meaning given to such term in Clause 14.2.
"Permitted Transferee" has the meaning given to such term in Clause 14.2.
"Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
"Practice Direction" means the Cayman Court Practice Direction No.2/2010 (GCR O.1, r.12) of the Cayman Islands.
"Practice Direction Notices" means each of the Parent Practice Direction Notice, the DFH Practice Direction Notice, the DOV Practice Direction Notice and the DRH Practice Direction Notice.
"Practice Direction Notice Recipients" means:
(a)	in the case of the Parent Practice Direction Notice, all Parent Scheme Claim Holders;
(b)	in the case of the DFH Practice Direction Notice, the DFH Administrative Agent for distribution to the DFH Lenders in accordance with the DFH Credit Agreement;
(c)	in the case of the DOV Practice Direction Notice, the DOV Administrative Agent for distribution to the DOV Lenders in accordance with the DOV Credit Agreement; and
(d)	in the case of the DRH Practice Direction Notice, the DRH Trustee for distribution to the DRH Holders in accordance with the DRH Indenture.
"Provisional Liquidator" means an insolvency practitioner or practitioner, at least one of whom shall be licensed in the Cayman Islands selected by Parent whose identity and terms of appointment shall be acceptable to the Ad Hoc Steering Committee), as appointed by the Cayman Court as provisional liquidator to the Parent, DFH, DOV and DRH.
"Principal Restructuring Documents" means those Restructuring Documents that are listed in Part A of Schedule 7 (Restructuring Documents).
"Qualified Marketmaker" means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims against any Group Member, in its capacity as a dealer or market maker in Claims against the Group Member.
Sch. 1-10

"Record Date" means the date falling two (2) Business Days before the Scheme Meetings.
"Related Party Transaction" means any direct or indirect agreement, contract, transaction, payment or other arrangement to which the Parent or any of its Subsidiaries is a party and with respect to which one or more of the following is a party or otherwise has a direct or indirect interest in, or receives any direct or indirect benefit from, such agreement, contract, transaction, payment or other arrangement: (a) TMS, (b) each director or officer of the Parent, any Subsidiary of the Parent or TMS, or any Affiliate of TMS, (c) each Family Member or Family Trust of any person identified in sub-paragraph (b), or (d) each Affiliate of any Person identified in sub-paragraphs (a), (b) or (c).
"Restricted Subsidiaries" shall have the meaning ascribed to such term in the Parent Bonds Indenture.
"Restructuring" means the restructuring described in and contemplated by the terms set out in Schedule 3 (Restructuring Term Sheet).
"Restructuring Documents" means the documents that are listed in Schedule 7 (Restructuring Documents) and any other documents, instructions, notices, agreements and instruments reasonably required to implement the Restructuring in Agreed Form.
"Restructuring Effective Date" shall have the meaning given to it in Clause 9 (The Restructuring Effective Date).
"Restructuring Effective Date Announcement" means a press release issued by the Parent announcing the completion and effectiveness of the Restructuring.
"Restructuring Effective Date Waiver and Release" means the waivers and releases set out in the Scheme Documents, as described in Clause 11 (Restructuring Effective Date Waiver and Release)
"Sanctions" means (i) United Nations sanctions imposed pursuant to any United Nations Security Council Resolution; (ii) U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"); (iii) EU restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the EU's Common Foreign and Security Policy; (iv) UK sanctions enacted by statutory instrument pursuant to the United Nations Act 1946 or the European Communities Act 1972; and (iv) any other applicable sanctions laws and regulations.
"Sanctions Target" means a target or subject of any Sanctions, including any Person or entity designated as a Specially Designated National and Blocked Person (as such terms are commonly understood) or included in the annex to the Executive Order by OFAC.
"Scheme Announcement" means a press release issued by the Parent announcing the occurrence of the Scheme Trigger Date.
"Scheme Documents" means any documents negotiated, prepared, agreed or negotiated in relation to the Schemes, including any Practice Direction Notice, any notice to be delivered to the relevant creditors in relation to the Schemes, or any documents prepared in relation to a Convening Hearing or seeking the sanction of a Scheme, in each case in Agreed Form.
Sch. 1-11

 "Scheme Implementation Steps" has the meaning given to such term in Clause 8.2.
"Scheme Meeting" means the Parent Scheme Meeting, the DFH Scheme Meeting, the DOV Scheme Meeting and the DRH Scheme Meeting.
"Schemes" means the Parent Scheme and each of the Subsidiary Schemes.
"Scheme Trigger Date" means the date on which all the conditions set out in Clause 5.1 (Launch Trigger Date) have been met.
"Shareholders Agreement" means a shareholders agreement to be entered into by or on behalf of the holders of the Parent Ordinary Shares on the Restructuring Effective Date, on the terms set out in the Shareholders Agreement Term Sheet and otherwise in Agreed Form.
"Shareholders Agreement Term Sheet" means the terms of the Shareholders Agreement set out in Schedule 5 (Shareholders Agreement Term Sheet).
"Significant Subsidiary" means, at the date of determination, any Restricted Subsidiary that together with its Subsidiaries that are Restricted Subsidiaries (i) for the most recent fiscal year, accounted for more than 10% of the Parent's consolidated revenues or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the Parent's consolidated assets.
"Specified Event of Default" means any of the defaults or other events set out in Schedule 10 (Specified Events of Default).
"Subsidiary" means, with respect to any specified company:
(a)
any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that company, or one or more of the other Subsidiaries of that company (or a combination thereof); and

(b)
any partnership of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such company or one or more of the other Subsidiaries of that company (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (ii) such company or any Subsidiary of such company is a controlling general partner or otherwise controls such entity.

"Subsidiary Scheme" means each of the DFH Scheme, the DOV Scheme and the DRH Scheme.
Sch. 1-12

"Supporting Creditor Update Notice" means the notice required to be provided by Supporting Creditors in accordance with Clause 3.4(e) (Undertakings) and Schedule 4 (Form of Accession Letter) hereof in the form set out in Schedule 9 (Form of Supporting Creditor Update Notice).
"Tax Report" means a tax report from a major accounting firm approved by the Ad Hoc Steering Committee confirming the tax consequences of the Restructuring, in form and substance acceptable to the Majority Supporting Lenders and which can be relied upon by those Supporting Creditors that provide an indemnity in form and substance reasonably acceptable to such firm.
"Termination Date" means the date on which this Agreement terminates or is terminated pursuant to and in accordance with Clause 16 (Termination).
"Term Loan Documents" means the DFH Loan Documents and the DOV Loan Documents.
"Term Loan Early Consent Fee" means $30 million of cash in the aggregate payable to (i) Supporting Creditors in respect of their DFH Loans out of available cash of DFH, and (iii) Supporting Creditors in respect of their DOV Loans out of available cash of DOV.
"Term Loan Lenders" means the DFH Lenders and the DOV Lenders, collectively.
"Term Loans" means the DFH Loans and the DOV Loans.
"TMS" means TMS Offshore Services Ltd., a corporation formed in The Republic of the Marshall Islands.
"Transfer" has the meaning ascribed to such term in Clause 14 (Transfer) of this Agreement.
Sch. 1-13

Schedule 3
Restructuring Term Sheet

1. Parent Scheme
Parent Scheme Consideration
In exchange for its Parent Scheme Claims, each Parent Scheme Claim Holder will receive either (i) its pro rata share of the Parent Scheme Shares or (ii) if the relevant Parent Scheme Claim Holders has exercised its Cash Option, its pro rata share of the Parent Scheme Cash Consideration.
If any Parent Scheme Claim Holders exercise their Cash Option, the Parent Scheme Shares that would otherwise be distributed to such Parent Scheme Claim Holders shall be distributed, on a pro rata basis, to the Parent Scheme Claim Holders who have not exercised their Cash Option.

Voting: Group Member Bondholders and Affiliates of Parent	No Parent Scheme Claims held by any Group Member Bondholder or Affiliate of the Parent shall be voted in the Parent Scheme.
2. DFH Scheme
DFH Scheme Consideration	Each holder of a DFH Scheme Claim will exchange its DFH Loans with the Parent for its pro rata portion of the DFH Scheme Consideration.

3. DOV Scheme
DOV Scheme Consideration	Each holder of a DOV Scheme Claim will exchange its DOV Loans with the Parent for its pro rata portion of the DOV Scheme Consideration.
4. DRH Scheme
DRH Scheme Consideration
If each of the Parent Scheme and the DRH Scheme are sanctioned and become effective on the Restructuring Effective Date, each holder of a DRH Scheme Claim will exchange its DRH Bonds with the Parent for its pro rata portion of DRH Scheme Consideration.

Voting: Group Member Bondholders and Affiliates of Parent	No DRH Scheme Claims held by any Group Member Bondholder or Affiliate of the Parent shall be voted in the DRH Scheme.

Schedule 4
Form of Accession Letter
THIS ACCESSION LETTER is dated [•]
To:	Ocean Rig UDW Inc. (the "Parent")
Cc:	Orrick, Herrington & Sutcliffe LLP Counsel to the Ad Hoc Committee, Milbank, Tweed, Hadley & McCloy LLP Prime Clerk LLC (The Information Agent)
From:	[Acceding party] (the "Acceding Party")
Date:	[•]
Restructuring Agreement dated March 23, 2017 (the "Restructuring Agreement") relating to the restructuring of the corporate and capital structure of the Parent and the Group
IT IS AGREED as follows:
1.	Capitalized terms defined in, or incorporated by reference into, the Restructuring Agreement have the same meaning in this letter.
2.	This is a Accession Letter for the purposes of [Clause 13 (Accession)][Clause 14 (Transfer )][1].
3.
The Acceding Party is the [legal and beneficial][beneficial] owner of [speck separately the total amount of each Debt Instrument held by the Acceding Party (including any amounts disclosed in paragraph 4 below]. Acceding Party acquired its Debt Instruments [from] [name of transferor(s) if known] on [date of each acquisition of Debt Instruments that are currently held by such Acceding Party].

4.
[if Acceding Party acquired any portion of the Debt Instrument(s) described in paragraph 3 above from a Party that was already a Supporting Creditor, identify the amount and type of Debt Instrument acquired from such Supporting Creditor.]

5.
The Acceding Party hereby agrees that with effect from the date of this letter, with respect to any Claim that it may now or hereafter hold that will be subject to any of the Schemes, it shall observe, perform and be bound by, and have the benefit of and be entitled to rely on, the provisions of the Restructuring Agreement as a Supporting Creditor to the Restructuring Agreement.

6.	The Acceding Party acknowledges its obligation to update the information contained herein by providing a Supporting Creditor Update Notice to the Parent and counsel to the Ad Hoc

[1]	Delete as appropriate.

Committee by the 15th day of any calendar month if it has disposed of or acquired any Debt Instruments (or interests therein) to or from any party that is not a Bound Affiliate which when combined with all dispossessions or acquisitions of Debt Instruments (or interests therein) to or from any party that is not a Bound Affiliate since the later of (i) the date it became a Supporting Creditor, and (ii) the date of its last Supporting Creditor Update Notice, are in excess of $1 million in principal face amount.
7.
The Acceding Party represents and warrants that it has the full power to vote (or direct the vote) with respect to all Claims identified herein and is and will at all times remain in full compliance with all representations and warranties and other obligations specified in the Restructuring Agreement.

8.	For the purpose of Clause 19 (Notices) of the Restructuring Agreement, the notice details for the Acceding Party shall be:
Address:	[•]
Email:	[•]
Facsimile:	[•]
Attention:	[•]
[copy to:	[•]]
9.	This letter, and any non-contractual obligations arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the laws of the State of New York.
10.	[The Acceding Party submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with this letter.]
Acceding Party
_________________________
Name:

Sch. 4-2

Schedule 5
Shareholders Agreement Term Sheet1
This Shareholders Agreement Term Sheet (this "Term Sheet") describes the principal terms of a proposed Shareholders Agreement of Ocean Rig UDW Inc., a Cayman Islands company ("Parent") and certain related matters in connection with the restructuring of Parent and its direct and indirect subsidiaries (collectively, the "Companies"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Agreement to which this Term Sheet is attached.
THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.
THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.
Shareholders Agreement
Under the terms of the Restructuring Agreement, on the Effective Date, all Parent Scheme Claim Holders will be entitled to an amount of the post-Effective Date ordinary shares of Parent (the "Shares").2 3 As part of the Restructuring, the DOV/DFH Lenders and, to the extent they elect to do so, all other Parent Scheme Claim Holders, will have entered into a shareholders agreement (the "Shareholders Agreement")[4] governing the rights of the shareholders party thereto in connection with the affairs of the Companies on substantially the terms set forth in this Term Sheet and otherwise in form and substance satisfactory to

________________________
1.
In addition to the terms described herein, the parties have agreed: (1) TMS, Parent and each of its subsidiaries and the Lenders will provide mutual releases, which will be included in the Restructuring Agreement, provided that the agreed indemnification obligations of Parent in favor of TMS will be excluded from any release provided for hereunder and (2) with respect to the indemnification of directors and officers prior to the restructuring, (i) indemnification will only be provided for claims covered by Parent's $400 million D&O insurance policy, (ii) Parent will indemnify directors and officers in excess of $400 million, and (iii) no indemnification will be provided if the D&O insurance is not available as a result of a willful failure to disclose to the insurance provider.

2.
Parent Scheme Claims Holders will have the option to be issued a second class of ordinary shares of the Parent that are the same as the Shares except they will be non-marginable and convertible into the Shares.

3.
It is expected that the Shares will be issued pursuant to the exemption from registration under Section 3(a)(10) of the Securities Act, that the transactions will not involve any shell companies (with the meaning of the Securities Act) and is intended that the Shares will be freely tradable by persons who are not affiliates of Parent without Rule 144 holdings period or volume or manner of sale limitations/restrictions.

4.
In order to address potential group concerns under Section 13 of the Securities Exchange Act of 1934, the: (1) Shareholders Agreement may be restyled as a series of identical two-party "governance agreements" between each Shareholder Party and the Companies and (2) provisions in the Shareholders Agreement that relate to voting or disposition of equity would be placed in the Amended and Restated Memorandum and Articles of the Parent, in each case in a manner not expected to materially affect the rights and obligations of the Shareholder Parties and the Companies under the Restructuring Agreement, the Shareholders Agreement or otherwise.

the Majority Supporting Lenders and TMS Offshore ("TMS"). Existing subsidiaries of Parent will also be required to enter into the Shareholders Agreement (the "Management Parties"). The organizational documents of each newly formed subsidiary will provide that such newly formed subsidiary may not take any action in contravention of the Shareholders Agreement.

References in this Term Sheet to "Lender Shareholder Parties" shall be to (i) the Parent Scheme Claim Holders (including any Parent Scheme Claim Holders, that are not DOV/DFH Lenders) initially party to the Shareholders Agreement and (ii) each transferee of Shares from such initial parties other than (A) any Company (in its capacity as a holder of Shares), (B) TMS and each affiliate thereof, and (C) officers or employees of any of the Companies (or such person's relatives, trusts or other related parties).

References in this Term Sheet to "Shareholder Parties" shall be to the persons that are initially party to the Shareholders Agreement and each transferee of Shares from such initial parties.

Board of Directors Prior to Termination of Shareholders Agreement	At all times prior to the Shareholders Agreement Termination Date (as defined below), the following provisions shall apply to the board of directors of Parent(the "Board"):

Composition
Board Composition, Generally. The Board shall consist of seven directors, (i) four of whom shall be selected by the Chief Executive Officer ("CEO"), and (ii) one of whom shall be selected by each Lender Appointing Person (as defined below) (each, a "Lender Director"), for a total of three directors appointed by the Lender Appointing Persons (as defined below).

Identification of Lender Appointing Persons. Each "Lender Appointing Person" will be determined on the date that is two business days after distribution of scheme consideration (the "Director Appointment Date") as stated below. Until the Director Appointment Date, the Board will consist of the then-current directors (the "Interim Board").

(1) if there are three or fewer 7.5% Lender Shareholders (as defined below), then each such 7.5% Lender Shareholder will become a Lender Appointing Person for a five year term; and

(2) if there are more than three 7.5% Lender Shareholders, then three Lender Appointing Persons shall be designated by a majority vote of the Shares of all 7.5% Lender Shareholders, which Lender Appointing Persons determined under this subsection (2) shall be for a five year term; provided, however, that if any Lender Shareholder Party, together with its affiliates, holds 17% or more of the outstanding Shares, such Lender Shareholder Party shall automatically be one of such three Lender Appointing Persons.

Prior to the Director Appointment Date and the appointing of the three Lender Directors, the Companies cannot take any action if such action would otherwise
Sch. 5-2

require Lender Director approval under the Shareholders Agreement. For the avoidance of doubt, if three Lender Appointing Persons have not been determined by the Director Appointment Date, the Interim Board cannot take any action after such date, other than to assist in determining the three Lender Appointing Persons and subsequent appointment of the three Lender Directors.

"7.5% Lender Shareholder" means a Lender Shareholder Party that (taken together with its affiliates) will hold 7.5% or more of the outstanding Shares.

Post-Scheme Composition. Promptly after the Schemes have become effective and the restructuring has been consummated, the Board will consist of seven directors, constituted as follows:

(a)
CEO and Management Director. The Chief Executive Officer or his designated affiliate (the "CEO Appointing Person") will have the right to appoint four directors (including the Chairman of the Board), provided, however, that the CEO Appointing Person shall lose the right to appoint any directors if the Management Agreement is terminated in accordance with the terms of the Management Agreement; and

(b)
Lender Directors. So long as each Lender Appointing Person (together with the CEO Appointing Person, each an "Appointing Person") holds 5% or more of the total outstanding Shares, one person designated by each such Lender Appointing Person; provided, however, that if any Lender Appointing Person fails to appoint or no longer has the right to appoint a director, then such director shall be designated by a majority of the Lender Directors. In addition, so long as a Lender Appointing Person has a right to appoint a Lender Director, but does not appoint an officer or employee of such Lender Appointing Person to serve as a Lender Director, such Lender Appointing Person shall have the right, exercisable by delivering notice to Parent, to designate one (1) non-voting observer to attend any meetings of the Board (or any committee thereof).

(c)
Voluntary Removal and Replacements. Each Appointing Person entitled to nominate a director may remove its nominated director(s) and, upon removal of such director(s), shall be entitled to nominate his or her replacement.

(d)
Involuntary Removal and Replacements. The Board (acting by two-thirds vote) may remove any director for "cause" (which shall be defined as the indictment or conviction of, or plea of guilty or no contest to, fraud or a felony). If any director removed for cause was appointed by an Appointing Person that continues to have a right to appoint such director, upon such removal, such Appointing Person shall be entitled to nominate his or her replacement.

(e)
Committees. No less than 50% of the members of each committee shall constitute Lender Directors, and in the event of any deadlock on any committee the relevant matter shall be referred to the full board for consideration.

Sch. 5-3

(f) Voting Agreement. Each Shareholder Party shall agree to vote its Shares in favor of the election to the board of the directors appointed by each Appointing Person.

(g) Non-Transferable Rights. The rights of the Lender Appointing Persons shall not be assignable or transferable to any third party.

Any director compensation to be mutually agreed.

The Lender Directors have the right to retain separate legal counsel on their behalf, at the expense of the Parent, as they deem necessary.

Acquisition Proposals
If any Company or any officer thereof has been approached by a potential purchaser or its designee with a proposal to acquire: (i) all or a majority of the capital stock of the Company; or (ii) all or a majority of the assets of the Companies, the Lender Directors shall be provided and have the opportunity to review such proposal and shall have the right to direct Parent and the Board to bring such proposal to the shareholders of Parent, without any recommendation to reject such proposal unless approved by a majority of the Lender Directors, and if so approved by the vote of the shareholders, Parent shall use commercially reasonable efforts to pursue and consummate such transaction and all other shareholders of Parent shall agree to take related actions in order to facilitate such sale.

Supermajority Management Matters
At all times prior to the Shareholders Agreement Termination Date, Parent shall not, and shall not permit any other Company to, take any of the "Major Actions" set forth on Attachment 1 hereto (each, a "Major Action") unless such Major Action has been expressly approved by the Board, which approval includes a majority of the Lender Directors.

The following also shall be subject to the approval of the Board, which approval must include a majority of the Lender Directors:

(a)
the establishment, adoption, entering into, amendment or modification to, termination of, or waiver of any provision under, the Management Equity Plan or any other equity incentive plan, bonus incentive plan, severance plan, or employee benefit plan;

(b)
any grant or award of any severance, equity or non-cash bonus entitlement to any director, officer or employee of any Company, including any grant or any other equity incentive plan or non-cash bonus incentive plan, or any amendment to or waiver of any term of any such grant or award;

(c)
the annual operating budget (the "Annual Approved Budget") and any amendments, modifications or supplements thereto, which Annual Approved Budget shall constitute the "Annual Approved Budget" referred to in the Management Agreement;

(d) any compensation to any director, Mr. George Economou, Mr. Anthony
Sch. 5-4

Kandylidis or any family member of any of the foregoing; and

(e)
certain approvals and actions with respect to the Management Agreement, including those matters described below under "Lender Director Approvals and Authority Regarding Management Agreement" and (A) the annual approval of manning services and fees; (B) approval of any additional fees; (C) exercise of termination rights and remedies; (D) approval of amendments, waivers or modifications to the Management Agreement; and (E) acceleration of any payment under the Management Agreement.

Lender Director Approvals and Authority Regarding Management Agreement
A Majority of Lender Directors will have the power and authority to cause the Company and the subsidiaries to: (a) exercise all termination rights and remedies under the Management Agreement; (b) cause the Companies to cure any default under the Management Agreement, including making payments on behalf of the Companies as required under the Management Agreement; (c) cause the Companies to request services under the Management Agreement; and (d) in connection with disputes, select an arbitrator on behalf of the Companies under the Management Agreement.

A majority of the Lender Directors will have the exclusive power and authority to approve the goals and resulting bonus payable under the "Strategic Priorities" metric in the Management Agreement.

Lender Director Authority Regarding Directors and Officers
A majority of the Lender Directors will have the power and authority to remove any director or officer if such director or officer is indicted or convicted of, or gave a plea of guilty or no contest to, fraud or a felony. If any director removed as provided in this section was appointed by an Appointing Person that continues to have a right to appoint such director, upon such removal, such Appointing Person shall be entitled to nominate his or her replacement.

Insider Trading Policy	Parent shall maintain a customary insider trading policy applicable to the Lender Directors and their respective Appointing Persons.

Board of Directors Following the Termination of the Shareholders Agreement	The Amended and Restated Memorandum and Articles of Parent (the "Articles") shall provide that on and following the Shareholders Agreement Termination Date:
(a)
The size of the Board shall be fixed at seven directors. The terms of the directors will be staggered over a period of three years (i.e., with approximately 1/3 of the directors being elected each year), and there shall be three classes of directors divided as evenly as possible.

(b)
No less than 50% of the members of the Board and each committee shall constitute "Independent Outside Directors" (and not "Inside Directors" or "Affiliated Outside Directors") under the ISS U.S. Categorization of Directors then in effect, but inside directors will be appropriately represented on each committee of the Board, subject to any applicable listing requirements.

Sch. 5-5

(c)
Nominees for all positions on the Board that are the subject of each annual meeting shall be proposed by the existing Board prior to each such annual meeting of shareholders of Parent in accordance with the provisions of the Articles and Cayman Islands law. Director nominees may also be nominated by shareholders of Parent in accordance with the provisions of the Articles and Cayman Islands law.

(d) Directors shall be elected to the Board in accordance with the Articles.

Directors and Officers Insurance
Parent shall maintain directors and officers indemnity insurance coverage ("D&O Insurance") (or equivalent "tail" insurance policies) with coverage of at least $300 million, subject to insurance market availability.

Listing
To the extent the Shares are delisted from the Nasdaq Global Select Market, at the request of a majority of the Lender Directors, Parent, the Management Parties and the Shareholder Parties will use commercially reasonable efforts to cause the Shares to be listed on a U.S. national securities exchange registered with the SEC and will take such actions as are reasonably necessary to facilitate such listing, including meeting minimum director requirements and incorporating provisions set forth in this term sheet or the Shareholders Agreement in the Memorandum and Articles of the Company, to the extent such actions do not have a materially adverse impact on the rights or obligations of such parties.

Transferability	There will be no restrictions on the transfer of Shares, except as otherwise provided in this Term Sheet on the date hereof or by applicable law.

Related Party Transactions
At all times prior to the Shareholders Agreement Termination Date, except with the approval of the Board, which approval must include a majority of the Lender Directors, Parent shall not, and shall not permit any other Company to:

(a)
enter into any direct or indirect agreement, contract, transaction, payment or other arrangement between any Company, on the one hand, and any director or member of management (or such person's relatives, trusts, or other related parties) or any affiliate of the foregoing, on the other hand (each, a "Related Party Transaction") other than a Permitted Related Party Transaction (as defined below); or

(b)
amend, modify, supplement, terminate, waive or extend any provision or remedy related to, or accelerate any payment by any Company under, any Related Party Transaction (including any Permitted Related Party Transaction), other than any amendment, modification or supplement of a Permitted Related Party Transaction described in clause (iii) of the definition thereof if, after giving effect to such amendment, modification or supplement, such Permitted Related Party Transaction would still constitute a Permitted Related Party Transaction.

"Permitted Related Party Transaction" means (i) the Management Agreement,

Sch. 5-6

(ii) any Related Party Transaction expressly permitted by the Management Agreement, and (iii) any Related Party Transaction that both (A) is on terms at least as favorable to Parent and its subsidiaries as could be obtained on an arm's-length basis and (B) involves less than $500,000 in value and/or payments and, when taken together with other Related Party Transactions entered into pursuant to this clause (B), would not exceed $5,000,000 in the aggregate of value and/or payments in any 12-month period.

Inspection Rights
Each of the Shareholder Parties that, together with its affiliates, owns not less than 5% of the outstanding Shares and do not constitute competitors of the Companies shall have reasonable and appropriate inspection rights with respect to the Companies.

Drag Rights
At all times prior to the Shareholders Agreement Termination Date, in the case of a sale of Parent that constitutes a Drag Sale (as defined below), the Board and the Lender Shareholder Parties holding a majority of the outstanding Shares held by all Lender Shareholder Parties will have the right to cause Parent to be sold in such Drag Sale (whether by stock transfer, asset transfer or merger) and require all other shareholders of Parent take related actions in order to facilitate such Drag Sale. "Drag Sale" means a sale of Parent (whether by stock transfer, asset transfer or merger) that has been approved by the Board and the Lender Shareholder Parties holding a majority of the outstanding Shares held by all Lender Shareholder Parties.

Preemptive Rights
Until such time as the Parent's Shares are listed on the New York Stock Exchange, a NASDAQ national securities exchange, or any successor U.S. national securities exchange, subject to certain customary exceptions, each Shareholder Party that is an "accredited investor" and, together with its Affiliates, holds not less than 3% of the outstanding Shares will be entitled to preemptive rights to purchase their pro rata portions (i.e., the same percentage such Shareholder Party owns of the Shares) of new issuances of equity on the same terms as the other participants in such issuance.

Registration Rights
At such times on and following the earlier of (x) the date on which the Company is registered on Nasdaq Global Select Market or another U.S. National Securities Exchange and (y) the Shareholders Agreement Termination Date, each Shareholder Party that is either an Appointing Person or, together with its affiliates, holds 10% or more of the outstanding Shares will receive customary demand registration rights (including rights to demand a shelf registration).

Reports
Annual Financials: Parent will make available to shareholders on a site accessible by all shareholders, and upon request of a Shareholder Party, furnish to such Shareholder Party, audited financial statements (with notes) annually.

Quarterly Financials: Parent will make available to shareholders on a site accessible by all shareholders, and upon request of a Shareholder Party, furnish
Sch. 5-7

to such Shareholder Party, unaudited financial statements (with notes) quarterly.

MD&A: Each annual and quarterly report shall be accompanied by a reasonably detailed narrative discussion of the changes in Parent's financial condition and results of operations compared with the prior periods presented, which will, with respect to Parent's audited consolidated annual financial statements, be in form and substance similar to the discussion contained in the "Management Discussion & Analysis" section of a report filed in accordance with the Securities Exchange Act of 1934. Quarterly and annual financial statements of Parent will be required to be posted to a freely accessible section of the Parent website.

Shareholder Calls: Promptly after issuing the annual and quarterly reports, Parent will hold a conference call to discuss with the shareholders of parent the information contained in such annual and quarterly reports, including the results of Parent's operations and the financial performance of Parent, and to answer questions of the shareholders of Parent. Such conference calls will be open to all interested parties and parent will provide conference call access information on its website.

Articles
The Articles shall be modified to reflect (a) the terms and conditions of this Term Sheet and (b) the notification and nomination provisions to be reviewed and mutually agreed among the Parties, as described on Attachment 2 hereto.

Amendments
Parent will not amend or waive any provision of the Shareholders Agreement without approval of the Board, which approval includes a majority of the Lender Directors, Shareholder Parties holding a majority of the Shares owned by all Shareholder Parties and Lender Shareholder Parties holding 66 2/3% or more of the Shares owned by all Lender Shareholder Parties; provided, that:

	(i)	if any such amendment or waiver would have a disproportionate material effect on any Shareholder Party, such Shareholder Party's approval will be required, and

	(ii)	if any such amendment or waiver would result in the reduction in the number of directors an Appointing Person has the right to appoint, such Appointing Person's approval will be required.

Notwithstanding the foregoing, to the extent that the approvals required for the amendment of the provisions of the Shareholders Agreement that will be included in the Articles require a higher threshold of approval under the Articles to comply with the laws of the Cayman Islands, the approvals required for the amendment of those provisions in the Shareholders Agreement will be increased to reflect such required higher threshold.

Term
The Shareholders Agreement shall remain in effect until the earlier of (a) the date on which the Board (including a majority of the Lender Directors), Parent and Lender Shareholder Parties holding at least 66 2/3% of the outstanding Shares held by all Lender Shareholder Parties agree to terminate the Shareholders

Sch. 5-8

Agreement and (b) the later of (x) the fifth anniversary of the Effective Date and (y) the day immediately preceding the fifth annual meeting of shareholders of Parent (such date, the "Shareholders Agreement Termination Date"); provided, that the provisions described above under the headings "Directors and Officers Insurance" and "Registration Rights" shall survive the Shareholders Agreement Termination Date.

Governing Law	The Shareholders Agreement will be governed by New York law.

Sch. 5-9

ATTACHMENT 1

 MAJOR ACTIONS
Each of the following actions by Parent or any other Company shall constitute "Major Actions":
1.	All issuances and purchases of debt and equity, including:
(a)
Equity Issuances: Any issuance of shares or other equity interests, any options, rights or warrants to acquire shares or equity interests, or any security convertible into or exercisable or exchangeable for shares or any equity interests, except for issuances of equity interests by a subsidiary of Parent to Parent or a wholly-owned subsidiary of Parent.

(b)	Redemptions of Equity Interests: Any redemption, repurchase, retirement, combination, split or reclassification of shares or other equity interests.
(c)
Indebtedness: Any (1) guarantee, assumption or incurrence of, or grant of any security interests to secure, indebtedness, other than (i) trade indebtedness incurred in the ordinary course of business of the Companies; (ii) the indebtedness already existing on the date hereof and set forth on a schedule to the Shareholders Agreement; (iii) refinancing of the Term Loan Facility (on no less favorable terms to the Companies) (the "Permitted Facility Refinancing"); and $200,000,000 super senior revolver as permitted pursuant to the Term Loan Facility (the "Permitted Revolver") and (iv) guarantees associated with drilling contracts or (2) transaction relating to or involving any indebtedness acquired, owned or held by any of the Companies as a result of, or following, the consummation of the Restructuring, including the Prepetition Facilities, DRH Bonds and Parent Bonds, in each case, as amended, modified, replaced or refinanced (the "Company-Held Debt"), including without limitation any sale, assignment, transfer, conveyance, disposal, pledge, swap, repo, sub-participation or refinancing of any Company-Held Debt.

(d)
Liens: Any creation of, or permitting the creation of or suffering to exist, any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of any Company, other than (i) trade indebtedness incurred in the ordinary course of business of the Companies; (ii) indebtedness already existing on the date hereof and set forth on a schedule to the Shareholders Agreement; (iii) liens securing the Permitted Facility Refinancing to the extent the same as those grant under the Term Loan Facility; and (iv) any liens securing the Permitted Revolver.

(e)	Debt Redemptions and Repurchases: Any redemption or repurchase of any debt securities, or prepayment of any other indebtedness, not required by the terms of such debt securities or other indebtedness;
2.	All asset sales and purchases, including:
(a)
Any direct or indirect sale, lease, or other conveyance or purchase or other acquisition of assets (including equity interests in any entity and any intellectual property but excluding acquisitions of vessels) in a single transaction or a series of related transactions involving greater than $10,000,000 in value and/or payments.

(b)	New Builds: Any commitment to construct or the construction of, any new vessel, or any purchase or acquisition of any vessel, which, when taken together with all other commitments,

constructions, purchases and acquisitions of vessels, involve greater than $1,000,000 in value and/or payments in any year.
3.	All merger or acquisition transactions, including:
(a)
Sales of the Business: Any sale transaction pursuant to which any Person or Persons acquire (i) equity interests in any Company possessing either (x) a majority of the economic rights or (y) voting power to elect a majority of the Board (whether by merger, consolidation or sale or transfer of Parent's equity interests) or (ii) all or substantially all of the assets of any Company;

(b)	Other Corporate Transactions: Entering into any recapitalization or reorganization with any other Person, whether in a single transaction or a series of related transactions.
4.	All material new contracts and material amendments to contracts, including:
(a)
Material Contracts: (i) Entering into any Material Contract, (which will be defined in the Shareholders Agreement and will include joint ventures and other investments above agreed thresholds) or (ii) amend, modify, supplement, extend or terminate, or waive or extend any provision or remedy related to, the Management Agreement or any other Material Contract or arrangement, or (iii) accelerate any payment by any Company under any Material Contract or the Management Agreement.

(b)
Investments and Loans: The making of any investment in or loaning any funds or money, extending credit, or otherwise providing financial accommodations to any Person other than a wholly owned subsidiary of Parent.

5.	All material corporate structure changes, including:
(a)
Organizational Documents: The amendment to, or waiver of any of the provisions of, the organizational documents (including any articles and memorandum of association, charter, articles of incorporation, by-laws or the like) of any Company, or entering into or approving any merger, consolidation, amalgamation, recapitalization or other form of business combination involving any Company.

(b)	Change in Corporate Entity: Converting to, or entering into any transaction that has the effect of converting to, another type of business entity or changing the jurisdiction of incorporation.
(c)
Liquidations, etc.: Commencement of any liquidation, dissolution or voluntary bankruptcy, administration, insolvency proceeding, recapitalization or reorganization in any form of transaction, any arrangement with creditors, or the consent to entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, or the consent to any plan of reorganization in any involuntary or voluntary case, or the consent to the appointment or taking possession by a receiver, trustee or other custodian for all or any portion of its property, or otherwise seek the protection of any applicable bankruptcy or insolvency law.

(d)
Subsidiaries: The establishment of any subsidiaries outside of the ordinary course of business, and the terms, provisions and conditions of its organizational document (whether at inception or as a result of an amendment thereto) that could reasonably be expected to conflict with the rights, obligations and terms of the Shareholders Agreement.

6.	All related party transactions, including:
(a)	Other Related Party Transactions. All Related Party Transactions other than Permitted
Sch. 5-11

Related Party Transactions.
Sch. 5-12

ATTACHMENT 2
Summary of Transition Provisions

for the Articles
•
Prior to the Shareholders Agreement Termination Date, the provisions of the Shareholders Agreement as summarized in the Term Sheet shall be incorporated in the Articles and govern the selection and removal of directors.

•
If the Shareholders Agreement Termination Date is to be pursuant to paragraph (b) of the section of the Term Sheet entitled "Term", the Company shall issue a standard notice of the Shareholders Agreement Termination Date ("Standard Termination Notice"), (which shall be provided not less than 150 calendar days nor more than 180 calendar days prior to the Shareholders Agreement Termination Date) (to be agreed by the parties in the definitive Articles) notifying all shareholders of the Shareholders Agreement Termination Date. Following the issuance by the Company of a Standard Termination Notice and the related provisions of the Articles:

-
the Board shall, within a period of time of not less than 30 days nor more than 60 days prior to the Shareholders Agreement Termination Date (to be agreed by the parties in the definitive Articles), issue a notice to convene an Extraordinary General Meeting (as defined in the Articles) on the Shareholders Agreement Termination Date for the purposes of the appointment or reappointment (as applicable) of the successor Directors, in each case, with effect from the Shareholders Agreement Termination Date. The notice shall include a list of all nominees for the office of director received from: (i) the shareholders; and (ii) the Board, in accordance with procedures discussed below; and

-
the term of each Director in office immediately prior to the commencement of the Extraordinary General Meeting held on the Shareholders Agreement Termination Date shall end on such date, but each such Director will be eligible for renomination and re-election.

•
If the Shareholders Agreement Termination Date is to be pursuant to paragraph (a) of the section of the Term Sheet entitled "Term" (which shall require the vote of the Board and the Shareholders of the Parent as set forth in the Term Sheet), the Company shall issue an accelerated notice of the Shareholders Agreement Termination Date ("Accelerated Termination Notice") (which shall be provided not less than 30 calendar days nor more than 45 calendar days prior to the Shareholders Agreement Termination Date) (to be agreed by the parties in the definitive Articles) notifying all shareholders of the Shareholders Agreement Termination Date. Following the issuance of an Accelerated Termination Notice:

o
the Board shall not less than 15 calendar days nor more than 30 calendar days prior to the Shareholders Agreement Termination Date (to be agreed by the parties in the definitive Articles) issue a notice to convene an Extraordinary General Meeting on the Shareholders Agreement Termination Date for the purposes of the appointment or reappointment (as applicable) of the successor Directors, in each case, with effect from the Shareholders Agreement Termination Date. The notice shall include a list of all nominees for the

Sch. 5-13

office of director received from: (i) the shareholders; and (ii) the Board, in accordance with procedures discussed below; and
o
the term of each Director in office immediately prior to the commencement of the Extraordinary General Meeting held on the Shareholders Agreement Termination Date shall end on such date, but each such Director will be eligible for renomination and re-election.

•	On and after the Shareholders Agreement Termination Date:
-
the Board shall at all times be comprised of seven (7) directors and shall otherwise be organized and selected in accordance with section of the Term Sheet entitled "Board of Directors Following Termination of Shareholders Agreement"

-
to the extent permitted by law, directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders entitled to vote in the election and otherwise by an ordinary resolution. Cumulative voting shall not be used to elect directors.

-
Nomination of Directors: On and after issuance of the Standard Termination Notice or the Accelerated Termination Notice, only persons who are nominated in accordance with nomination procedures to be agreed by the parties in the definitive Articles shall be eligible for election as Directors of the Company, which procedures shall require: (i) in the case of an Extraordinary General Meeting following the issuance of an Accelerated Termination Notice, shareholders to provide notice to the Company of any proposed directors within ten (10) calendar days of deemed receipt of the Accelerated Termination Notice; (ii) in the case of an Extraordinary General Meeting following the issuance of a Standard Termination Notice, the shareholders to provide notice of any proposed directors to the Company not less than sixty (60) but no more than one hundred and eighty (180) calendar days prior to the relevant Extraordinary General Meeting; and (iii) in all other circumstances, reasonable advance notice of nominations by shareholders and the Board in accordance with applicable laws and stock exchange regulations.

•
Prior to the Shareholders Agreement Termination Date, a Director may only be removed for Cause in accordance with the provisions described in the Term Sheet, (including the definition of Cause and the requisite two-thirds vote of the board).

•
After the Shareholders Agreement Termination Date, notwithstanding any other provisions of the Articles, any director or the entire Board of Directors of the Company, may be removed at any time, but only for Cause and only by an Enhanced Special Resolution (as defined in the Articles).

•
No proposal by a shareholder to remove a Director shall be voted upon at a meeting of the shareholders unless such shareholder has given timely notice thereof in proper written form to the Company, according to procedures to be agreed by the parties in the definitive Articles.

•
Notwithstanding any other provisions of these Articles, an Enhanced Special Resolution and the vote of two-thirds of the entire Board of Directors shall be required to amend, alter, change or repeal the provisions described in the first five bullet points above.

Sch. 5-14

2016 ISS U.S. Categorization of Directors
2016 ISS U.S. Categorization of Directors
1.          Inside Director (I)
1.1.          Current employee or current officer[1] of the company or one of its affiliates[2].
1.2.          Beneficial owner of more than 50 percent of the company's voting power (this may be aggregated if voting power is distributed among more than one member of a group).
1.3.          Director named in the Summary Compensation Table (excluding former interim officers).
2.          Affiliated Outside Director (AO)
Board Attestation
2.1.          Board attestation that an outside director is not independent.
Former CEO/Interim Officer
2.2. Former CEO of the company.[3],[4]
2.3. Former CEO of an acquired company within the past five years[4].
2.4. Former interim officer if the service was longer than 18 months. If the service was between 12 and 18 months an assessment of the interim officer's employment agreement will be made.[5]
Non-CEO Executives
2.5.          Former officer[1] of the company, an affiliate[2] or an acquired firm within the past five years.
2.6.          Officer [1] of a former parent or predecessor firm at the time the company was sold or split off from the parent/predecessor within the past five years.
2.7.          Officer [1], former officer, or general or limited partner of a joint venture or partnership with the company.
Family Members
2.8.          Immediate family member[6] of a current or former officer[1] of the company or its affiliates[2] within the last five years.
2.9.           Immediate family member[6] of a current employee of company or its affiliates[2] where additional factors raise concern (which may include, but are not limited to, the following: a director related to numerous employees; the company or its affiliates employ relatives of numerous board members; or a non-Section 16 officer in a key strategic role).
Transactional, Professional, Financial, and Charitable Relationships

2.10.           Currently provides (or an immediate family member[6] provides) professional services[7] to the company, to an affiliate[2] of the company or an individual officer of the company or one of its affiliates in excess of $10,000 per year.
2.11.          Is (or an immediate family member[6] is) a partner in, or a controlling shareholder or an employee of, an organization which provides professional services[7] to the company, to an affiliate[2] of the company, or an individual officer of the company or one of its affiliates in excess of $10,000 per year.
2.12.          Has (or an immediate family member[6] has) any material transactional relationship[8] with the company or its affiliates[2] (excluding investments in the company through a private placement).
2.13.          Is (or an immediate family member[6] is) a partner in, or a controlling shareholder or an executive officer of, an organization which has any material transactional relationship[8] with the company or its affiliates[2] (excluding investments in the company through a private placement).
2.14.          Is (or an immediate family member[6] is) a trustee, director, or employee of a charitable or non-profit organization that receives material grants or endowments[8] from the company or its affiliates[2].
Other Relationships
2.15.          Party to a voting agreement[9] to vote in line with management on proposals being brought to shareholder vote.
2.16.          Has (or an immediate family member[6] has) an interlocking relationship as defined by the SEC involving members of the board of directors or its Compensation Committee[10].
2.17.          Founder[11] of the company but not currently an employee.
2.18.           Any material[12] relationship with the company.
3.           Independent Outside Director (IO)
3.1.          No material[12] connection to the company other than a board seat.
Footnotes:
[1]The definition of officer will generally follow that of a "Section 16 officer" (officers subject to Section 16 of the Securities and Exchange Act of 1934) and includes the chief executive, operating, financial, legal, technology, and accounting officers of a company (including the president, treasurer, secretary, controller, or any vice president in charge of a principal business unit, division, or policy function). Current interim officers are included in this category. For private companies, the equivalent positions are applicable. A non-employee director serving as an officer due to statutory requirements (e.g. corporate secretary) will be classified as an Affiliated Outsider under 2.18: "Any material relationship with the company." However, if the company provides explicit disclosure that the director is not receiving additional compensation in excess of $10,000 per year for serving in that capacity, then the director will be classified as an Independent Outsider.
[2]          "Affiliate" includes a subsidiary, sibling company, or parent company. ISS uses 50 percent control ownership by the parent company as the standard for applying its affiliate designation.
[3]          Includes any former CEO of the company prior to the company's initial public offering (IPO).
[4]          When there is a former CEO of a special purpose acquisition company (SPAC) serving on the board of an acquired company, ISS will generally classify such directors as independent unless determined otherwise taking into account the following factors: the applicable listing standards determination of such director's independence; any operating ties to the firm; and the existence of any other conflicting relationships or related party transactions.
[5]          ISS will look at the terms of the interim officer's employment contract to determine if it contains severance pay, long-term health and pension benefits, or other such standard provisions typically contained in contracts of permanent, non-temporary CEOs. ISS will also consider if a formal search process was under way for a full-time officer at the time.
[6]          "Immediate family member" follows the SEC's definition of such and covers spouses, parents, children, step-parents, step-children, siblings, in-laws, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, or significant shareholder of the company.
[7]          Professional services can be characterized as advisory in nature, generally involve access to sensitive company information or to strategic decision-making, and typically have a commission- or fee-based payment structure. Professional services generally include, but are not limited to the following: investment banking/financial advisory services; commercial banking (beyond deposit services); investment services; insurance services; accounting/audit services; consulting services; marketing services; legal services; property management services; realtor services; lobbying services; executive search services; and IT consulting services. The following would generally be considered transactional relationships and not professional services: deposit services; IT tech support services; educational services; and construction services. The case of participation in a banking syndicate by a non-lead bank should be considered a transactional (and hence subject to the associated materiality test) rather than a professional relationship. "Of Counsel" relationships are only considered immaterial if the individual does not receive any form of compensation (in excess of $10,000 per year) from, or is a retired partner of, the firm providing the professional service. The case of a company providing a professional service to one of its directors or to an entity with which one of its directors is affiliated, will be considered a transactional rather than a professional relationship. Insurance services and marketing services are assumed to be professional services unless the company explains why such services are not advisory.
[8]          A material transactional relationship, including grants to non-profit organizations, exists if the company makes annual payments to, or receives annual payments from, another entity exceeding the greater of $200,000 or 5 percent of the recipient's gross revenues, in the case of a company which follows NASDAQ listing standards; or the greater of $1,000,000 or 2 percent of the recipient's gross revenues, in the case of a company which follows NYSE listing standards. In the case of a company which follows neither of the preceding standards, ISS will apply the NASDAQ-based materiality test. (The recipient is the party receiving the financial proceeds from the transaction).
[9]          Dissident directors who are parties to a voting agreement pursuant to a settlement or similar arrangement may be classified as independent outsiders if an analysis of the following factors indicates that the voting agreement does not compromise their alignment with all shareholders' interests: the terms of the agreement; the duration of the standstill provision in the agreement; the limitations and requirements of actions that are agreed upon; if the dissident director nominee(s) is subject to the standstill; and if there any conflicting relationships or related party transactions.
[10]          Interlocks include: executive officers serving as directors on each other's compensation or similar committees (or, in the absence of such a committee, on the board); or executive officers sitting on each other's boards and at least one serves on the other's compensation or similar committees (or, in the absence of such a committee, on the board).
[11]          The operating involvement of the founder with the company will be considered; if the founder was never employed by the company, ISS may deem him or her an independent outsider.
[12]          For purposes of ISS's director independence classification, "material" will be defined as a standard of relationship (financial, personal or otherwise) that a reasonable person might conclude could potentially influence one's objectivity in the boardroom in a manner that would have a meaningful impact on an individual's ability to satisfy requisite fiduciary standards on behalf of shareholders.

Schedule 6
New Loans Term Sheet
Ocean Rig Udw Inc.
Term Loan Facility
Summary of Principal Terms and Conditions
Terms used but not defined herein have the meanings given to such terms in the Restructuring Agreement dated as of March 23, 2017 (together with all exhibits and annexes thereto, the "Restructuring Agreement").
Borrowers	Each vessel owning entity listed on Annex 1 hereto (the "Borrowers").

Guarantors
Ocean Rig UDW Inc. (the "Parent") and certain of its direct and indirect subsidiaries, each as listed on Annex 2 hereto[1] (collectively, the "Guarantors" and together with the Borrowers, the "Credit Parties").

Term Loan Facility	Senior secured term loan facility (the "Term Loan Facility" or the "Financing"), the holders thereof referred to as the "Lenders," comprised of a $450,000,000 term loan (the "Term Loans").

Term Loans that are prepaid may not be re-borrowed.

Purpose	The Term Loans will form part of the consideration issued to the DFH Lenders and the DOV Lenders pursuant to the DOV Scheme and DFH Scheme.

Allocation	Each Lender's allocation of the Term Loan will be determined in accordance with the DOV Scheme and DFH Scheme.

Closing Date	The date on which the Term Loan is deemed to be advanced under the Term Loan Facility which shall be the "Restructuring Effective Date" under the Restructuring Agreement (the "Closing Date").

Maturity	The date that is 7 years after the Closing Date.

Collateral	A perfected first priority lien on substantially all existing assets and after-or newly-acquired assets of the Credit Parties including, without limitation:

(i) ship mortgages with respect to each vessel securing the Prepetition Facilities and Ocean Rig Paros;

(ii) earnings assignments;

(iii) insurance assignments; and

(iv) cash of the Credit Parties,

1              Indicative list of Guarantors in Annex 2 to include certain of Parent's direct and indirect subsidiaries, other than subsidiaries specified on Annex 3 and Annex 4. Annexes will be adjusted to include or exclude certain subsidiaries as the Company, in mutual agreement with the Majority Supporting Lenders, shall determine prior to the Scheme Trigger Date.
Sch. 6-1

(a) subject to customary exclusions (which exclusions shall be substantially similar to the exclusions permitted under the Prepetition Facilities2) and (b) excluding any assets with respect to which the DAS Credit Agreement[3] or DRH Indenture[5] prohibit granting a lien; provided, however, that the Credit Parties shall covenant that in the event that any such prohibitions on liens are removed or the DAS Credit Agreement or DRH Indenture are terminated, the Credit Parties shall promptly provide liens on such assets (first priority (when possible)).

Interest Rate	Interest on the Term Loans will accrue at 8.00% per annum payable quarterly in cash.

During the continuance of an Event of Default, the Term Loans and all other outstanding obligations will bear interest at an additional 2% per annum above the interest rate otherwise applicable.

Upfront Fees/OID	None.

Scheduled Amortization	None.

Call Protection
Callable at par (plus accrued interest) for six months after the Closing Date without penalty or premium, and thereafter callable at 105%, 103% and 101% of par (plus accrued interest) in years 1, 2 and 3, respectively, and thereafter at par (plus accrued interest).

Change of Control Provisions	Change of Control repurchase offer provisions and definitions substantially consistent with the Prepetition Facilities.

Mandatory Prepayments	The Term Loans shall be prepaid with:

(i)
100% of the net cash proceeds of non-ordinary course asset sales, casualty events or condemnation events (subject to exclusions, baskets and reinvestment rights consistent with the Prepetition Facilities) (proceeds and reinvestment property to be subject to perfected first priority liens (subject to permitted liens)); and

2             That certain credit agreement among Drillships Financing Holding Inc., as borrower, Drillships Projects Inc., as finco, the Parent, various lenders as described therein and Deutsche Bank AG New York Branch, as administrative agent and pan passu collateral agent, dated as of July 12, 2013 (as amended and restated as of February 7, 2014, and as further amended, modified and supplemented and in effect from time to time, the "DFH Credit Agreement") and that certain credit agreement among Drillships Ocean Ventures Inc., as borrower, Drillships Ventures Projects Inc., as finco, the Parent, various lenders as described therein and Deutsche Bank AG New York Branch, as administrative agent and pari passu collateral agent, dated as of July 25, 2014 (as amended, modified and supplemented and in effect from time to time, the "DOV Credit Agreement", and together with the DFH Credit Agreement, the "Prepetition Facilities").

3             That certain credit agreement among Drillship Alonissos Shareholders Inc., as borrower, Drillship Alonissos Owners Inc., as guarantor, the Parent, various financial institutions described therein, DNB Bank ASA as Facility Agent and Security Agent and the other parties party thereto dated February 13, 2015 (as amended, modified and supplemented and in effect from time to time, the "DAS Credit Agreement"). Guarantors under the DAS Credit Agreement are listed on Annex 3 hereto.

4             That certain indenture among Drill Rigs Holdings Inc., the Parent, the guarantors party thereto, U.S. Bank National Association, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent, dated September 20, 2012 (the "DRH Indenture"). Guarantors under the DRH Indenture are listed on Annex 4 hereto.
Sch. 6-2

	(ii)	100% of the net cash proceeds of debt incurrences (other than debt permitted under the Term Loan Documentation such as the Working Capital Facility).

Conditions to Closing	Usual and customary for facilities of this type, including, without limitation, the following:

(i)
The negotiation, execution and delivery of customary definitive documentation in respect of the Financing (including, without limitation, a credit agreement, guarantee agreement(s), pledge and security agreement(s), vessel mortgages, assignments of earnings, assignments of insurance and control agreements) consistent with the terms set forth in this Summary of Principal Terms and Conditions and all other terms shall be reasonably satisfactory to the Majority Supporting Lenders, the Company and the Administrative Agent (the "Term Loan Documentation").

(ii)
Immediately after the Closing Date, the Credit Parties and their subsidiaries shall have no outstanding indebtedness other than indebtedness set forth on Annex 5 hereto and any additional indebtedness on terms and conditions (including as to amount) satisfactory to the Majority Supporting Lenders and, if secured, subject to intercreditor arrangements reasonably satisfactory to the Majority Supporting Lenders.

	(iii)	Delivery of evidence that all required insurance has been maintained and that the Administrative Agent has been named as loss payee and additional insured, as applicable.

(iv)
Accuracy of representations and warranties contained in the Term Loan Documentation in all material respects (or, in the case of representations and warranties that are qualified by materiality, in all respects) and absence of default and Event of Default under the Term Loan Documentation (for the avoidance of doubt, excluding any default or event of default under the Prepetition Facilities).

(v)
Delivery of customary legal opinions and closing certificates (including a solvency certificate), good standing certificates and certified organizational documents, in each case, in form and substance reasonably satisfactory to the Majority Supporting Lenders.

(vi)
The Collateral Agent on behalf of the Lenders shall have a first priority perfected senior lien on the Collateral of the Credit Parties or reasonably satisfactory covenants to perfect such liens promptly after the Closing Date.

	(vii)	Receipt by the Administrative Agent of reasonably satisfactory customary lien searches.

(viii)
All requisite governmental and third party approvals shall have been obtained, and there shall be no litigation, governmental, administrative or judicial action against the Credit Parties that could reasonably be expected to restrain or prevent the restructuring or the Term Loan Facility (other than (x) as disclosed under the Term Loan Documentation, (y) in connection with the Restructuring Agreement and (z) in connection with the Schemes).

	(ix)	Payment by the Borrowers on the Closing Date of all fees and expenses of the Administrative Agent, the Collateral Agent and the Lenders due and payable on or
Sch. 6-3

prior to the Closing Date, including, without limitation, all legal and financial advisor fees and expenses.

(x)
Delivery of all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(xi)
The Prepetition Facilities shall have been amended to require the Parent to be the lender thereunder and such other amendments to be agreed, including without limitation, providing for payment-in-kind interest and the deletion of financial covenants, certain other negative covenants and cross defaults; and the Prepetition Facilities shall be subject to an intercreditor agreement in a form to be reasonably agreed with the Credit Parties and reasonably satisfactory to the Majority Supporting Lenders, which intercreditor agreement may include provisions requiring the subordination of the Working Capital Facility and the Term Loan Facility and prohibitions on certain amendments to the Prepetition Facilities, including without limitation as to interest and fees, covenant protection, events of default and transfer restrictions (other than to Parent), without the consent of the Working Capital Facility and the Term Loan Facility.

(xii)
There shall not have occurred any material adverse effect (excluding pendency of the Schemes) and the transactions set forth in, and in compliance with, the Restructuring Agreement shall have been consummated.

Representations and Warranties
Usual and customary for facilities of this type (including usual and customary materiality qualifiers, thresholds and qualifications), including, without limitation: (i) existence; (ii) power, authorization and enforceable obligations; (iii) no conflicts or consents; (iv) accuracy of information; (v) title to properties; (vi) subsidiaries; (vii) taxes; (viii) compliance with laws; (ix) Collateral/collateral vessels; (x) lien priority; (xi) ERISA/labor matters; (xii) no defaults; (xiii) intellectual property; (xiv) Anti-Corruption Laws/Anti-Terrorism; (xv) insurance; and (xvi) litigation (other than (x) as disclosed as of the Closing Date under the Term Loan Documentation, (y) in connection with the Restructuring Agreement and (z) in connection with the Schemes).

Affirmative Covenants
Usual and customary for facilities of this type, including, without limitation: (i) delivery of financial statements, reports, accountants' letters, certificates and SEC filings; (ii) notices of defaults, material litigation and other material events; (iii) continuation of business and maintenance of existence and material rights and privileges; (iv) compliance with laws, including Sanctions Laws; and (v) maintenance of property and insurance.

Negative Covenants
Usual and customary for facilities of this type, including, without limitation: (i) indebtedness (basket for the Working Capital Facility, Prepetition Facilities and certain other debt, such as workers compensation, checks/drafts, bonds and L/Cs, substantially consistent with the Prepetition Facilities, if applicable, after giving effect to the Schemes (not to include ratio debt or other debt baskets)); (ii) liens (basket for the Working Capital Facility, Prepetition Facilities (on a junior basis), if applicable, and certain customary permitted liens, such as surety bonds, taxes, mechanics liens and easements, substantially consistent with the Prepetition Facilities after giving effect to the Schemes

Sch. 6-4

(not to include liens for additional debt baskets)); (iii) mergers, consolidations, liquidations and dissolutions; sales of assets (other than in accordance with the Restructuring Agreement and the Schemes); (iv) dividends and other restricted payments in respect of capital stock (dividend basket [x]); (v) investments, loans and advances (baskets substantially consistent with the Prepetition Facilities after giving effect to the Schemes); (vi) optional payments and modifications of subordinated and other debt instruments; (vii) transactions with affiliates (carve out for management agreement); (viii) sale and leasebacks (limited to transactions for fair market value); (ix) changes in lines of business; (x) designation of restricted/unrestricted subsidiaries; and (xi) rights to earnings.

The covenant limiting indebtedness shall permit the Credit Parties to incur additional secured debt, secured by liens ranking senior to the Term Loans, in an amount up to $200 million in the form of a working capital facility (the "Working Capital Facility"), the terms and conditions of the intercreditor arrangement in a form to be reasonably agreed with the Credit Parties and reasonably satisfactory to the Majority Supporting Lenders.

Credit Rating
The Borrowers shall use commercially reasonable efforts to cause the Term Loans to be continuously rated by each of Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's"), and will use commercially reasonable efforts to maintain a corporate rating from S&P and Moody's.

Covenant Suspension
During any period of time that the Loans have an investment grade rating by each of S&P and Moody's and no Default or Event of Default has occurred and is continuing, the Credit Parties shall no longer be subject to the following covenants: (i) transactions with affiliates, (ii) dividends and other restricted payments in respect of capital stock, (iii) indebtedness and (iv) sale of assets.

Financial Covenants	None.

Events of Default	Usual and customary for facilities of this type (including usual and customary grace periods, materiality qualifiers, thresholds and qualifications) as provided below:

	(i)	default for 30 days in the payment when due of interest or fees on the Term Loans; or

	(ii)	default in the payment when due (at maturity or otherwise) of the principal of, or premium, if any, on, the Term Loans; or

(iii)
failure by any Credit Party or any of their respective subsidiaries to perform or comply with (a) certain affirmative covenants (including financial reporting) and all negative covenants shall be an immediate Event of Default and (b) all other covenants and agreements contained in the Term Loan Documentation, and such default shall not have been remedied or waived within 30 days after receipt by the Borrowers of notice from the Administrative Agent or Required Lenders of such default (unless otherwise specified, applicable covenants and agreements for each of (a) and (b) to be mutually agreed); or

Sch. 6-5

(iv)
(a) failure of any Credit Party or any of their respective subsidiaries to pay when due any material indebtedness (other than indebtedness incurred under the Term Loan Facility) beyond any grace period; or (b) breach or default by any Credit Party or any of their respective subsidiaries with respect to any other material term of material indebtedness beyond any grace period if such breach or default results in the acceleration of that indebtedness prior to its stated maturity, in either case if the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates to $25 million or more; provided, however, that if any such default is cured or waived or any such acceleration of rescinded, or such indebtedness if repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Term Loans shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or

(v)
any final money judgment in excess of a to be mutually agreed amount shall be entered or filed against any Credit Party or any of their respective subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

(vi)
at any time after the Closing Date, (a) any Term Loan Facility Documentation ceases to be in full force and effect or shall be declared null and void, or Collateral Agent shall cease to have a valid and perfected Lien in a material portion of Collateral with the required priority, or (b) any Credit Party shall contest the validity or enforceability of any of the Term Loan Documentation, including any lien in any Collateral; or

(vii)	bankruptcy related events with respect to any Credit Party or any of their respective subsidiaries (other than those contemplated in the Restructuring Agreement or pursuant to the Schemes); or

(viii)
any representation, warranty, certification or statement made by or on behalf of any Credit Party or any of their respective subsidiaries in any Term Loan Documentation or in any report, certificate or financial statement provided pursuant to or in connection therewith shall prove to have been untrue in any material respect on the date made or deemed made; or

(ix)	such other Events of Defaults as mutually agreed.

Upon the occurrence of an Event of Default in clause (viii) above, all obligations shall be automatically due and payable immediately without demand, presentment, notice of demand or action. Upon the occurrence of any other Event of Default, the Required Lenders may elect to direct the Administrative Agent to declare all obligations immediately due and payable.

Sch. 6-6

Amendments and Voting	Usual and customary for facilities of this type, including, without limitation; provided that there shall be no restrictions on voting by Lenders that are affiliates of a Borrower:

Amendment, modification or supplement without consent of any Lender:

(i)
to cure any ambiguity, omission, defect or inconsistency so long as such amendment, modification or supplement does not adversely affect any Lender and the Lenders have received at least five business days' prior written notice thereof and the Administrative Agent shall not have received within five business days of the date of such notice, written notice from the Required Lenders objecting to such amendment, modification or supplement; or

(ii)
additional parties may be added (and annexes may be modified to reflect such additions) to the guarantee agreements and the collateral documents in accordance with the provisions of the Term Loan Facility.

Amendment, modification, supplement and waiver with consent of the Required Lenders: the Borrowers and the Administrative Agent may amend, modify or supplement the Term Loan Facility with the written consent of the Required Lenders, and any past default or noncompliance with any provisions may be waived with the consent of the Required Lenders, unless such consent requires the consent of all Lenders or all affected Lenders as described in the next paragraph.

Amendment, modification and supplement with consent of each affected Lender: the Borrowers and the Administrative Agent may not amend, modify or supplement the Term Loan Facility without the written consent of each affected Lender, if such amendment, modification or supplement:

	(i)	extends the scheduled final maturity of the Term Loans;

	(ii)	reduces the rate of interest of any Term Loan (other than any waiver of default interest) or any fee or any premium payable under the Term Loan Facility;

	(iii)	extends the time for payment of any interest, fees or premium;

	(iv)	reduces the principal amount of any Term Loan;

(v)
amends, modifies, terminates or waives any provision of the amendment and waiver section or any other provision of the Term Loan Facility that expressly provides that the consent of all Lenders is required;

	(vi)	amends the definition of "Required Lenders";

(vii)
releases all or substantially all of the Collateral or all or substantially all of the Guarantors from the guarantee agreement except as expressly provided in the Term Loan Facility (including in connection with a "credit bid"); or

	(viii)	consents to the assignment or transfer by any Credit Party of any of its rights and obligations under the Term Loan Facility;
Sch. 6-7

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (v), (vi), (vii) and (viii).

Required Lenders	Lenders holding a majority of the Term Loans.

Expenses and Indemnification	Substantially consistent with the Prepetition Facilities.

Assignments and Participations
Provisions relating to assignments and participations shall be substantially the same as the Prepetition Facilities; provided that the Borrowers shall be permitted to repurchase the Term Loans in the open market from the Lenders to the extent such Term Loans are purchased by the Borrowers and immediately retired.

Other Provisions
Customary provisions regarding increased costs, illegality and tax indemnities and other similar provisions such as waiver of jury trial, submission to jurisdiction, counterparts, severability, integration, release of guarantees and liens, notices, payment of expenses and agency provisions relating to the Administrative Agent.

Governing Law	State of New York.

Administrative Agent and Collateral Agent	[TBD]

Sch. 6-8

Annex 1
Borrowers
Drillship Hydra Owners Inc.
Drillship Paros Owners Inc.
Drillship Kithira Owners Inc.
Drillship Skopelos Owners Inc.
Drillship Skiathos Owners Inc.
Drillship Skyros Owners Inc.
Drillship Kythnos Owners Inc.
Agon Shipping Inc

Annex 2
Indicative List of Guarantors5
1.          [Drillship Alonissos Shareholders Inc.]6
2.          Drillship Hydra Shareholders Inc.
3.          Drillship Kythnos Shareholders Inc.
4.          Drillship Ocean Ventures Inc.
5.          Drillship Paros Shareholders Inc.
6.          Drillship Skiathos Shareholders Inc.
7.          Drillship Skyros Shareholders Inc.
8.          Drillships Financing Holding Inc.
9.          Drillships Holdings Inc.
10.          Drillships Holdings Operations Inc.
11.          Drillships Investment Operations Inc.
12.          Drillships Ocean Ventures Operations Inc.
13.          Drillships Projects Inc.
14.          Drillships Ventures Projects Inc.
15.          Kithira Shareholders Inc.
16.          Ocean Rig Black Sea Cooperative U.A.
17.          Ocean Rig Black Sea Operations B.V.
18.          Ocean Rig Cunene Operations Inc.
19.          Ocean Rig Drilling Operations B.V.
20.          Ocean Rig Drilling Operations Cooperatief U.A.
21.          Ocean Rig Rio de Janeiro Servicos de Petroleo Ltda.
22.          Skopelos Shareholders Inc.
23.          Ocean Rig Do Brazil Servicos de Petroleo Ltda.
24.          Olympia Rig Angola, LDA
25.          Algarve Finance Ltd. Cash Management
26.          Alley Finance Ltd. Cash Management
27.          Bluesky Owners Inc.
28.          Bluesky Shareholders Inc.
29.          Eastern Med Consultants Inc.
30.          Ireland Drilling Crew Inc.
31.          [Ocean Energram Oil and Gas]7
32.          Ocean Rig 1 Greenland Operations Inc.
33.          Ocean Rig Angola Operations Inc.8
34.          Ocean Rig AS
35.          Ocean Rig Block 33 Brasil B.V.
36.          Ocean Rig Block 33 Brasil Cooperatief U.A.
37.          Ocean Rig Canada Inc.
38.          Ocean Rig Congo Operations Inc.

[5]	Subject to adjustment to include or exclude certain subsidiaries as the Company shall determine prior to Scheme Trigger Date.
[6]	Only if permitted.
[7]	ORIG to confirm entity is not part of the group.
[8]	Any entities dissolved/liquidated prior to the Closing Date to be removed.

39.          Ocean Rig Corcovado Greenland Operations Inc.
40.          Ocean Rig Cuanza Operations Inc.
41.          Ocean Rig Cubango Operations Inc.
42.          Ocean Rig Deepwater Drilling Ltd.
43.          Ocean Rig Drilling Do Brazil Servicos de Petroleo Ltda.
44.          Ocean Rig Gabon Operations Inc.
45.          Ocean Rig Ghana Ltd.
46.          Ocean Rig Global Chartering Inc.
47.          Ocean Rig Holding Inc.
48.          Ocean Rig Investment Inc.
49.          Ocean Rig Ireland Operations Inc.
50.          Ocean Rig Liberia Operations Inc.
51.          Ocean Rig Ltd. Holding Company
52.          Ocean Rig Management Inc.
53.          Ocean Rig Namibia Operations Inc.
54.          Ocean Rig North Sea AS
55.          Ocean Rig Offshore Management Ltd.
56.          Ocean Rig Olympia Ghana Operations Ltd.
57.          Ocean Rig Poseidon Operations Inc.
58.          Ocean Rig Spares Inc.
59.          Ocean Rig UDW LLC Marketing Company
60.          Ocean Rig UK Ltd.
61.          Olympia Rig Angola Holding S.A.
62.          OR Benguela Operations Inc.
63.          OR Crewing Limited
64.          OR Global Block Operators Inc.
65.          OR Senegal Operations Inc.
66.          Primeland Limited Holding Company
67.          South Africa Drilling Crew Inc.
68.          Ocean Rig Do Brazil Servicos de Petroleo Ltda.
69.          Olympia Rig Angola LDA
70.          Drillship Kythnos Owners II Inc.
71.          Drillship Kythnos Shareholders II Inc.
72.          Drillship Skiathos Owners II Inc.
73.          Drillship Skiathos Shareholders II Inc.
74.          Drillship Skyros Owners II Inc.
75.          Drillship Skyros Shareholders II Inc.
76.          Drillships Ocean Ventures II Inc.
77.          Ocean Rig MLP Holding Inc.
78.          Ocean Rig Operating LP
79.          Ocean Rig Operating Partners GP LLC
80.          Ocean Rig Operations Inc.
81.          Ocean Rig Partners GP LLC
82.          Ocean Rig Partners LP

Annex 3
DAS Guarantors9
1.          Drillship Alonissos Owners Inc.

[9]	Subject to adjustment to include or exclude certain subsidiaries as the Company, in consultation with the Majority Supporting Lenders, shall determine prior to the Scheme Trigger Date.

Annex 4
DRH Guarantors10
2.          Ocean Rig 1 Inc.
3.          Ocean Rig 2 Inc.
4.          Ocean Rig 1 Shareholders Inc.
5.          Ocean Rig 2 Shareholders Inc.
6.          Ocean Rig EG Operations Inc.
7.          Ocean Rig Falkland Operations Inc.
8.          Ocean Rig Falkland Operations Inc.
9.          Drill Rigs Operations Inc.
10.        Drill Rigs Holding Inc.
11.        Ocean Rig Norway Operations Inc.
12.        Ocean Rig West Africa Operations Inc.
13.        OCR Falklands Drilling Inc.

[10]	Subject to adjustment to include or exclude certain subsidiaries as the Company, in consultation with the Majority Supporting Lenders, shall determine prior to the Scheme Trigger Date.

Annex 5
Indebtedness

Schedule 7
Restructuring Documents
Part A
Principal Restructuring Documents
1.          Practice Direction Notice
2.          Schemes of Arrangement
3.          Explanatory Statements
4.          Shareholders Agreement
5.          Credit agreement for New Loans
6.          New Management Agreement, including MEP
Part B
Additional Restructuring Documents
7.          Scheme Documents
8.          New Parent Articles
9.          New Security documents
10.        Deed of Release
11.        Deed of Covenant

Schedule 8
NEW MANAGEMENT AGREEMENTS TERM SHEET
TMS OFFSHORE SERVICES LTD.
MASTER SERVICES AGREEMENT AND MEP TERM SHEET
This term sheet (the "Term Sheet") outlines the principal terms of a Master Services Agreement ("MSA") to be entered into in connection with the provision to Ocean Rig UDW Inc. (the "Parent") and any of its subsidiaries that own assets (collectively with the Parent, the "Group") of certain management services by TMS Offshore Services Ltd. ("TMS"). This Term Sheet also outlines the principal terms of grants of equity in Parent to TMS. This Term Sheet is strictly private and confidential. Capitalized terms used but not otherwise defined in this Term Sheet shall have the meanings specified in Appendix 1 hereto or the Restructuring Agreement to which this Term Sheet is attached.
THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.
THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.
Overview of the MSA
Each member of the Group, including the Parent, and TMS will enter into the MSA to agree to the principal terms of the engagement of TMS which, among other things, will also include the following elements (as described in more detail below):

(a)
The engagement of TMS to provide services to the Group being specified in a separate Individual Management Agreement to be entered into by each respective subsidiary and TMS and contain the terms and conditions listed in Appendix 2 hereto.

	(b)	In consideration for rendering the services described in the MSA, the Group will pay certain fees to TMS as provided below.

Individual Management Agreement	On the MSA Effective Date, each Rig Owning Entity, as applicable, will enter into a Management Agreement on substantially the terms set out in Appendix 2.

Duration of MSA and each Individual Management Agreement	Each of the MSA and the respective Individual Management Agreements shall have an initial term of ten (10) years, commencing on the MSA Effective Date, each of which shall be subject to annual one year renewable extensions upon approval of the Board of Directors of Parent 90 days prior to the expiration of the prior term (the "Term").

Fixed Annual Cash Payments
Parent will pay $15.5 million in fixed annual cash payments paid monthly, (the "Fixed Annual Cash Payments"), plus reasonable out-of-pocket and travel expenses in connection with the performance of the obligations under the MSA and consistent with the policies of the Group at the time of the transaction, which shall be invoiced monthly and supported by relevant documentation. For the avoidance of doubt, the Fixed Annual Cash Payments shall not be reduced by Parent in the event the Group requests lesser services than are required to be performed under the MSA.

Incentive Payments	Up to an additional $10 million per year ("Bonus Fee") based on the following incentive criteria.[1]

	1.	Uptime

		(a)	Metric: Realized uptime measured as revenue earning days over available contracted drilling days ("Revenue Efficiency").

		(b)	Formula: Percentage of Bonus Fee to be calculated based on thresholds of Revenue Efficiency for the full calendar year.

(i) 0% Bonus Fee for less than 93% Revenue Efficiency;

(ii) Proportionally increasing Bonus Fee between 0-100% for 93.1% to 97% Revenue Efficiency; and

(iii) 100% Bonus Fee for greater than 97% Revenue Efficiency.

		(c)	Maximum Amount of Bonus Fee with respect to the Uptime metric per year: $2.5 million

	2.	Safety Record

		(a)	Metric: Total Recordable Incident Rate ("TRIR")

		(b)	Formula: Calculated based on fixed rates as follows:

(i) 50% Bonus Fee for TRIR under 0.4;

1          All amounts are subject to diligence.
Sch. 8-2

(ii) 100% Bonus Fee for TRIR under 0.3.

	(c)	Maximum Amount of Bonus Fee with respect to the Safety Record metric per year: $2 5 million

	3.	Annual Approved Budget

		(a)	Metric: Performance With Annual Approved Budget

(b)
Formula: Compare financial performance of the Group with the Annual Approved Budget then in effect. If Group has performed at or better than such Annual Approved Budget, TMS shall receive the entire Maximum Amount of Bonus Fee detailed below. If Group misses the Annual Approved Budget by 10% or less, TMS shall receive 50% of the Maximum Amount of Bonus Fee detailed below. If Group misses the Annual Approved Budget by 19.9% or less, TMS shall receive 25% of the Maximum Amount of Bonus Fee.

		(c)	Maximum Amount of Bonus Fee with respect to the EBITDA Margin metric per year: $2 5 million

	4.	Strategic Priorities

		(a)	Metric: Calculated based on performance of enumerated goals proposed by the Board of Directors of Parent annually (to be determined post-performance by the Board of Directors of Parent).

		(b)	Maximum Amount of Bonus Fee with respect to the Strategic Priorities metric per year: $2 5 million

Commercial Fee
1.0% commercial fee on all monies earned under any drilling contract entered into after the MSA Effective Date; provided that, with respect to any such drilling contracts the commercial fee shall be reduced dollar-for-dollar by any fees paid to third parties (other than local partners and/or agents required by local law) in connection with such new drilling contracts. The fee structure for contracts entered into prior to the MSA Effective Date shall not be affected. Notwithstanding anything to the contrary herein, the commercial fees on all monies earned by a member of the Group under any drilling contract entered into prior to termination or expiration of the MSA shall remain due and payable in full to TMS until the expiration of all such drilling contracts, except solely with respect to any drilling contract with respect to which a felony is proven beyond a reasonable doubt in a court of law in

Sch. 8-3

connection with the procuring of such drilling contract which leads to termination for Cause.

Manning Fees	At the option of Parent or each Rig Owning Entity, as applicable, pursue manning services at the following rates with TMS:

(a) A fee of $35 per person per day for offshore personnel provided through TMS;

(b) A fee of $50 per person per day for catering services provided through TMS; and

(c) A fee of $2,000 per person per day for superintendent attendance offshore provided by TMS.

Termination Fee
Fee for termination by Parent without Cause (as defined below) of either (x) $150 million, which amount shall be reduced rateably over the term of the Management Agreement or (y) $30 million, whichever is greater (the "Convenience Termination Fee").

Security Deposit
On the MSA Effective Date, the Parent shall place in escrow a refundable security deposit of $5 million (the "Security Deposit"). The Security Deposit shall be refundable to Parent at the end of the Term. If, for any reason, any member of Group fails to make payment of any amounts due and owing under the MSA, TMS may draw upon such Security Deposit until paid in full. The Parent shall immediately replenish the Security Deposit so that it remains at $5 million Notwithstanding anything herein to the contrary, if any member of Group owes TMS greater than the amount of the Security Deposit, the Group shall still owe any difference between the amount owed and the Security Deposit, payable within five days of such payment being due.

Other Fees	Other fees shall be provided under the Management Agreement and the respective Individual Management Agreements to the extent approved by Parent.

Shareholders Agreement	TMS will acknowledge the Shareholders Agreement and agree to use commercially reasonable efforts not to take any action in contravention of the terms of the Shareholders Agreement.

Amendments and waivers	Terms of the MSA may be amended with the consent of the Parent as of the date such amendment is proposed.
Sch. 8-4

Termination
Termination for Convenience. The MSA may be terminated by the Parent without Cause (as defined below) at any time, subject to payment of the Convenience Termination Fee within five (5) business days of such termination.

Termination for Cause. The MSA may be terminated by the Parent for Cause upon five (5) business days' notice to TMS (a "Notice of Termination for Cause") only after Parent has placed into an escrow account with an independent escrow agent acceptable to the Parent and TMS (the "Escrow Account") the lower of (x) $50 million or (y) the Convenience Termination Fee due and owing at that time. If TMS provides a written notice to the Parent within such five-business day period (an "Objection Notice") pursuant to which a director of TMS certifies to the Parent that Cause does not exist, then (a) the Parent may rescind such Notice of Termination for Cause or (b) terminate the MSA following the expiration of such five-business day period subject to complying with the procedures described below under "Dispute Procedures." If TMS fails to provide an Objection Notice within such five-business day period, the MSA shall terminate upon the expiration of such period and no further sums shall be due by the Parent under the MSA.

Dispute Procedures. If, following the delivery by Parent of a Notice of Termination for Cause pursuant only to provisions (i) and (iii) of the definition of Cause herein, TMS timely delivers an Objection Notice and, notwithstanding the delivery of such Objection Notice, the Parent terminates the MSA, then:

	(a)	The Parent and TMS shall refer the dispute to binding arbitration pursuant to the arbitration provisions of the MSA described below under "Governing law and jurisdiction."

(b)
If the arbitrators (acting by majority) rule that Cause did exist, then (I) no further sums shall be due by the Parent under the MSA and (II) all amounts on deposit in the Escrow Account shall be disbursed to the Parent.

(c)
If the arbitrators (acting by majority) rule that Cause did not exist, then (I) the Parent will pay to TMS an amount equal to the Convenience Termination Fee calculated as of the date of termination of the MSA less the amounts on deposit in the Escrow Account and (II) all amounts on deposit in the Escrow Account shall be disbursed to TMS.

Sch. 8-5

Notwithstanding the foregoing, any conviction of Mr. George Economou or Mr. Anthony Kandylidis (the "Senior Supervisory Personnel") for, or a plea of guilty or no contest to, fraud or a felony each solely in connection with the services to be provided under the MSA shall automatically constitute Cause without having to be submitted to arbitration pursuant to the above.

Termination by TMS. The MSA may be terminated by TMS if Parent is in payment default under the MSA and such default is not cured within 90 days of written notice of such default delivered to the Board of Directors of Parent, except in connection with the Convenience Termination Fee, which shall have no grace period.

Terms of the MSA which survive termination to be agreed.

Liability
TMS shall be under no liability whatsoever to the Group for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, and howsoever arising in the course of performance of the services under the MSA unless same is proved to have resulted from the willful default of TMS or its employees or agents, or sub-contractors employed by TMS, in which case TMS' liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of (a) for the first year of the MSA, $15 5 million, and (b) thereafter, the aggregate fees paid under the MSA during the immediately preceding twelve-month period; provided, however, that notwithstanding the foregoing, there shall be no limitation on liability in the case of a loss, damage, delay or expense resulting from fraud or theft of Senior Supervisory Personnel.

Indemnities	The Group shall indemnify TMS pursuant to the terms of the TMS Indemnity which shall be set forth in the MSA.

Governing law and jurisdiction
The MSA will be governed by English law. The Parties to the MSA Agreement will submit any dispute under or arising under the MSA to arbitration in London, England, in accordance with LMAA rules. Arbitrations will be conducted by three arbitrators, one of which will be selected by TMS, one of which will be selected by the Group and one of which will be selected by agreement of the two foregoing arbitrators. Rulings of the arbitrators will be by majority vote of the three arbitrators.

MEP	Parent shall grant to TMS post-Effective Date ordinary shares of Parent in the amount provided in the Restructuring Agreement. Such ordinary shares will vest 25% on each anniversary of such grant.

If there is a termination of the MSA for Cause that TMS objects to, TMS will forfeit all of its unvested shares, provided that (a) such forfeiture will only occur upon either (x) in the case of a Cause event under subsections (i) or (iii) of the definition of Cause herein, (A) if no

Sch. 8-6

Objection Notice is timely delivered, upon the date of termination of the MSA, and (B) otherwise, upon the determination by the arbitrator that Cause exists; or (y) a conviction for, or a plea of guilty or no contest to, fraud or a felony each solely in connection with the services to be provided under the MSA by either of the Senior Supervisory Personnel and (b) the number of unvested shares subject to such forfeiture shall be calculated as of the date of termination.

Sch. 8-7

Appendix 1
 Definitions
"Annual Approved Budget" means the budget for the Group approved annually by the Board of Directors of Parent.
"Cause" means: (i) an intentional or willful material breach (which shall include, inter alia, fraud or theft against a member of the Group) or violation of any material terms in the MSA that is not cured within 90 days following written notice of such breach or violation from Parent; (ii) the conviction for, or a plea of guilty or no contest to, fraud or a felony each solely in connection with the services to be provided under the MSA by either of the Senior Supervisory Personnel; or (iii) the commission of fraud or a felony by any director, officer or employee of TMS other than Senior Supervisory Personnel unless (A) TMS terminates (and, in the case of a director, removes) such director, officer or employee promptly (and in no event later than five business days) following receipt of the relevant Notice of Termination for Cause and (B) TMS commences appropriate actions and remedies against such director, officer or employee on behalf of TMS and the Parent.
"Claims" means any claim, cause of action, damages, liabilities, loss or counterclaim, of whatsoever nature and howsoever arising, whether present or future, actual or contingent, filed or unfiled, asserted or unasserted, whether or not for a fixed or unliquidated amount, whether arising in law, in equity, in contract, in statute or in tort (including but not limited to breaches or non-performance of contract, negligence, breach of trust, misrepresentation and actions relating to the sale or purchase of securities, or the rescission of the sale or purchase of any securities), whether or not presently known to the parties or to the Law, in any jurisdiction.
"MSA Effective Date" means the date the MSA is entered into between the Parent and TMS.
"Individual Management Agreements" means new management agreements between each of the Rig Owning Entities on the one hand, and TMS on the other, which will become effective on the MSA Effective Date.
"Rig Owning Entity" means each entity of the Group that is the registered owner of a drilling unit.
"TMS Indemnity" means an indemnity to be included in the MSA, whereby except to the extent and solely for the amount TMS would be liable under the provision described above under "Liability," Parent shall undertake to keep TMS and its officers, directors, former directors, employees, partners, members, agents, attorneys, financial advisors or other professionals, representatives and advisers indemnified and hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by or arising out of or in connection with the performance of the MSA and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which TMS and its officers, directors, former directors, employees, partners, members, agents, attorneys, financial advisors or other professionals, representatives and advisers may suffer or incur (directly or indirectly) in the course of performance of the MSA. The TMS Indemnity (subject to the provision described above under "Liability") will cover and supersede pre-Restructuring indemnification obligations of Parent to TMS and its officers, directors, former directors, employees, partners, members, agents, attorneys, financial advisors or other professionals, representatives and advisers.

APPENDIX 2
Terms of Individual Management Agreement
Term	Description

Parties	Parent, Each Rig Owning Entity and Other Group Members

TMS Offshore Services Ltd. ("TMS")

Duration	10 years

Fees	As per the MSA

Form	Each Individual Management Agreement shall be based on the latest B1MCO form, with logical amendments.

Services	TMS shall provide the following services to each Rig Owning Entity:

	(a)	Other administrative services, as requested by the Rig Owning Entity.
	(b)	Insurance arrangements for the drilling units
	(c)	Accounting Services
	(d)	Financing Services
	(e)	Commercial and Marketing Services
	(f)	Executive Services
	(g)	Legal Support Services
	(h)	Manning Services
	(i)	Catering Services
	(j)	Information Technology ("I.T.") Services
	(k)	Superintendancy Services
	(l)	Any other services as agreed between Parent and TMS for all drilling units The context of these services shall be agreed by the parties in each separate Individual Management Agreement.

Amendments and waivers	Terms of the Individual Management Agreement can be amended with the consent of Parent and TMS as of the date that such amendment is proposed.

Termination
The Individual Management Agreement shall terminate automatically without any further action being taken by any party, or any notice being required from any party upon the expiry of its Term or upon a termination of the MSA.

Terms of the Individual Management Agreement to survive termination to be agreed.

Governing law and jurisdiction
Each Individual Management Agreement will be governed by English law. The Parties to each Individual Management Agreement shall refer any dispute under or arising under the relevant Individual Management Agreement to arbitration in London, UK as per the LMAA rules.

Schedule 9
Form of Supporting Creditor Update Notice
THIS SUPPORTING CREDITOR UPDATE NOTICE is dated [•]
To:	Ocean Rig UDW Inc. (the "Parent")
Cc:	Orrick, Herrington & Sutcliffe LLP Counsel to the Ad Hoc Committee, Milbank, Tweed, Hadley & McCloy LLP Prime Clerk LLC (The Information Agent)
From:	[Supporting Creditor] (the "Supporting Creditor")
Date:	[•]

Restructuring Agreement dated March 23, 2017 (the "Restructuring Agreement") relating to the restructuring of the corporate and capital structure of the Parent and the Group
IT IS AGREED as follows:
1.          Capitalized terms defined in, or incorporated by reference into, the Restructuring Agreement have the same meaning in this letter.
2.          This is a Supporting Creditor Update Notice for the purposes of [Clause 3.4(e) (Undertakings)] [Schedule 4 (Form of Accession Letter)].
3.          The Supporting Creditor is the [legal and beneficial][beneficial] owner of [specify separately the total amount of each Debt Instrument held by the Acceding Party (including any amounts disclosed in paragraph 4 below].
4.          Since the later of (i) the Date that it became a Supporting Creditor, and (ii) the date of its last Supporting Creditor Update Notice, the Supporting Creditor has disposed of or acquired the following Debt Instruments to or from parties that are not Bound Affiliates:
Date	P = Purchase S= Sale	Counterparty	Debt Instrument Type	Amount

5.          The Supporting Creditor hereby confirms with respect to any Claim that it may now or hereafter hold that will be subject to any of the Schemes, it shall observe, perform and be bound by, and have the benefit of and be entitled to rely on, the provisions of the Restructuring Agreement as a Supporting Creditor to the Restructuring Agreement.
6.          The Supporting Creditor acknowledges its obligation to update the information contained herein by providing a Supporting Creditor Update Notice to the Parent and counsel to the Ad Hoc Committee by the 15th day of any calendar month if it has disposed of or acquired any Debt Instruments (or interests therein) to or from parties which are not Bound Affiliates, which when combined with all dispossessions or acquisitions of Debt Instruments (or interests therein) to or from parties which are not Bound Affiliates since the later of (i) the date it became a Supporting Creditor, and (ii) the date of its last Supporting Creditor Update Notice, in excess of $1 million in principal face amount.
7.          The Supporting Creditor represents and warrants that it has the full power to vote (or direct the vote) with respect to all Claims identified herein and is and will at all times remain in full compliance with all representations and warranties and other obligations specified in the Restructuring Agreement.
8.          This letter, and any non-contractual obligations arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the laws of the State of New York.
9.          [The Supporting Creditor submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with this letter.]
Supporting Creditor Name:
____________________________
Name: [Print]
[Address for Notices]

Sch. 9-2

Schedule 10
Specified Events of Default
Except for any actions or failure to act by the relevant entities pursuant to or as contemplated by the terms of the Restructuring and the Schemes or as necessary to implement the Restructuring and the Schemes, the following events shall constitute Specified Events of Default under the terms of the Agreement upon the earlier of (i) after the expiration of the applicable cure periods or grace periods under the DOV Credit Agreement or the DFH Credit Agreement, as applicable (which grace period hereunder, for avoidance of doubt, shall run concurrently with the grace periods under the DOV Credit Agreement or the DFH Credit Agreement, as applicable, and where a notice is required to commence a grace period a notice delivered hereunder shall be deemed to have been delivered simultaneously under the DOV Credit Agreement or the DFH Credit Agreements, as applicable), or (ii) the Business Day immediately preceding the Restructuring Effective Date:
1.
Failure by the Parent, DFH, DOV or any of the Restricted Subsidiaries or Guarantors (each as defined in the DOV Credit Agreement and the DFH Credit Agreement) to comply with the following covenants or agreements contained in the DOV Credit Agreement or the DFH Credit Agreement:

(a)	Section 7.01 (Maintenance of Property; Insurance);
(b)	Section 7.02 (Existence; Conduct of Business);
(c)	Section 7.05(I) (Reports);
(d)	Section 7.10 (Compliance with Laws);
(e)	Section 7.12 (Transaction with Affiliates);
(f)	Section 7.13 (Limitation on Liens);
(g)	Section 7.14 (Limitation on Merger, Consolidation or Sale of Assets)
(h)	Section 7.15(I) (Limitation on Restricted Payments);
(i)	Section 7.16 (Limitation on Indebtedness and Issuance of Preferred Stock);
(j)	Section 7.19 (Designation of Restricted and Unrestricted Subsidiaries);
(k)	Section 7.21 (Rights to Earnings from Collateral Vessels and Ownership of Collateral Vessels);
(1)	Section 7.22(I) (Limitation on Asset Sales);
(m)	with respect to the DOV Credit Agreement, Section 3.03 and 10.1 (Fees; Payment of Expenses) and with respect to the DFH Credit Agreement, Section 10.1 (Payment of Expenses); or
(n)	Section 4.02 (Event of Loss).

2.
The Collateral Agreements (as defined in the DOV Credit Agreement and the DFH Credit Agreement) shall for any reason cease to create a valid and perfected first-priority Lien on any portion of the DOV Collateral or the DFH Collateral having a Fair Market Value (as defined in the DOV Credit Agreement and the DFH Credit Agreement) in excess of $25,000,000 (in each case, other than in accordance with the terms of the DOV Credit Agreement and the DFH Credit Agreement, the Intercreditor Agreement (as defined in the DOV Credit Agreement and the DFH Credit Agreement) or the terms of the Collateral Agreements); or the Parent or any Restricted Subsidiary asserts in writing that any Lien created under the Collateral Agreements is invalid or unenforceable.

3.
DOV, DFH, DPI or any Guarantor (i) transfers, assigns, pledges or otherwise disposes of, any of its right, title or interest in whole or in part to any property that constitutes Collateral, except as otherwise may be permitted under the controlling Loan Documents, and (ii) takes or omits to take any action, the taking or omission of which result in a material alteration or impairment of the rights thereby assigned or any of the rights created in any Collateral Document.

4.
Except as permitted by the DOV Credit Agreement or the DFH Credit Agreement or any Loan Guarantee (as defined in the DOV Credit Agreement and the DFH Credit Agreement), any Loan Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person duly acting on behalf of any Guarantor, denies or disaffirms its obligations under its Loan Guarantee.

5.	If:
(a)
any representation or warranty made by or on behalf of the Parent or any of its Subsidiaries pursuant to Sections 6.08 (Tax Returns; Payments; Tax Treatment), 6.16 (Environmental Matters), 6.19 (Anti-Corruption Laws) or 6.23 (Anti-Terrorism) of each of the DFH Credit Agreement and the DOV Credit Agreement; or

(b)
any statement made in any report, certificate or financial statement provided pursuant to or in connection with any DOV Loan Document or DFH Loan Document or any amendment or modification thereof or waiver thereunder,

(c)	shall prove to have been untrue in any material respect on the date made.
Sch. 10-2